Exhibit 10.10

Dated August 29, 2019

ICE Futures U.S., Inc.,

ICE Clear US, Inc.

and

Bakkt Trust Company LLC

Digital Currency Trading, Clearing and

Warehouse Services Agreement

TABLE OF CONTENTS

1	Definitions and Interpretation	1

2	Term	5

3	Scope of this Agreement	6

4	Fair Treatment	8

5	Relationship Management	9

6	Change Control	9

7	Information Technology and Data Protection	10

8	Responsibility of the Parties	10

9	Intellectual Property Rights	10

10	Representations, Warranties, Undertakings and Indemnities	11

11	Confidentiality	11

12	Liability	13

13	Force Majeure	14

14	Termination Events	14

15	General	15

16	Dispute Resolution	18

Schedule 1A IFUS Services		1-1

Schedule 1B ICUS Services		1-3

Schedule 1C Warehouse Services		1-6

Schedule 2 Part I Availability Performance Standards for Warehouse Services		2-1

Schedule 2 Part II Incident Management Procedures		2-3

Schedule 3 Business Continuity Arrangements		3-1

Schedule 4 Revenue Allocation		4-1

Schedule 5 Change Control		5-1

Schedule 6 Relationship Management		6-1

Schedule 7 Exit Management		7-1

Schedule 8 Information Technology and Data Protection		8-1

This Digital Currency Trading, Clearing and Warehouse Services Agreement (this “Agreement”) is made as of August 29, 2019 among:

(1)	ICE Futures U.S., Inc., a Delaware corporation whose principal office is at 55 East 52nd Street, New York, NY 10055 (“IFUS”);

(2)	ICE Clear US, Inc., a New York corporation whose principal office is at 55 East 52nd Street, New York, NY 10055 (“ICUS”); and

(3)	Bakkt Trust Company LLC, a New York limited purpose limited liability trust company whose principal office is at 55 East 52nd Street, New York, NY 10055 (“Warehouse”),

(each a “Party” and together the “Parties”).

Recitals:

(A)

In connection with the formation of Warehouse, certain affiliates of IFUS and ICUS have agreed to cause certain assets to be contributed to Warehouse and cause certain services to be provided to Warehouse by IFUS, ICUS and other affiliates of IFUS and ICUS.

(B)	IFUS is registered as a designated contract market (“DCM”) under the CEA (as defined below) and carries on the business of operating an exchange for the trading and execution of Futures and Options.

(C)	ICUS is registered as a derivatives clearing organization (“DCO”) under the CEA and provides central counterparty and ancillary services to IFUS in such capacity.

(D)	Warehouse is a limited-purpose limited liability trust company organized under the laws of the State of New York (a “Trust Company”) and will provide certain warehouse services as described herein;

(E)

The Parties propose that IFUS will list for trading one or more Digital Currency Futures and/or Option contracts, and that ICUS will serve as the clearing house to provide central counterparty and ancillary services for such contracts, on the terms and conditions set forth herein.

(F)

The Parties propose that Warehouse will provide certain warehouse, settlement and ancillary services under the supervision of IFUS relating to digital currencies in connection with Digital Currency Futures and Options traded on IFUS and cleared at ICUS, on the terms and conditions set forth herein.

(G)

This Agreement sets out certain terms and conditions on which IFUS will list for trading the Digital Currency Futures and Options, ICUS will clear such contracts, and the Warehouse will provide such warehouse, settlement and ancillary services.

It is agreed as follows:

1	Definitions and Interpretation

1.1	The following definitions shall apply unless the context requires otherwise:

“Applicable Law” means any applicable national, federal, supranational, state, regional, provincial, local or other statute, law, ordinance, regulation, rule, code, guidance, order, published practice or concession, judgment or decision of a Governmental Authority and, for the avoidance of doubt, includes all the provisions of the CEA, CFTC regulations and applicable accounting standards and principles.

“Business Continuity Arrangements” means the arrangements referred to in Schedule 3 (Business Continuity Arrangements).

“Business Day” means a day upon which the IFUS Market is open for trading in Digital Currency Contracts.

“CEA” means the U.S. Commodity Exchange Act, as amended.

“CFTC” means the U.S. Commodity Futures Trading Commission and, where applicable, any successor thereto.

“Change” has the meaning ascribed to that term by clause 6.2.

“Change Control Procedure” means the procedure for agreeing amendments to this Agreement contained in Schedule 5 (Change Control).

“Clearing Member” means a Clearing Member of ICUS under the ICUS Rules, and “Clearing Membership” shall be construed accordingly.

“Clearing Membership Agreement” means an agreement between ICUS and a Clearing Member in relation to the Clearing Member’s membership of ICUS.

“Contract Managers” means the ICUS Contract Manager, IFUS Contract Manager and Warehouse Contract Manager.

“Contract” means any futures or option contract arising between Clearing Members and ICUS pursuant to ICUS Rules.

“Current Contract” means, at the relevant time, those classes of Digital Currency Contracts then traded on IFUS and, for the avoidance of doubt, includes, at any time subsequent to the date of this Agreement, any New Contract which has, at the relevant time, been introduced for trading by IFUS and for clearing by ICUS.

“Default Notice” means the notice sent by ICUS to a Clearing Member in the event of a default pursuant to the ICUS Rules.

“Digital Currency” means any type of digital unit that is used as a medium of exchange or a form of digitally stored value (including digital units of exchange that (i) have a centralized repository or administrator, (ii) are decentralized and have no centralized repository or administrator, and/or (iii) may be created or obtained by computing or manufacturing effort).

“Digital Currency Contract” means a Contract traded on IFUS that is a physically settled Futures or Option contract relating to a Digital Currency, in each case that is or is to be traded and cleared in accordance with this Agreement.

“Effective Date” has the meaning given to that term in Clause 2.

“Exit Management Plan” has the meaning ascribed to that term in Schedule 8 (Exit Management).

“Exit Phase” means the period commencing on the date a notice to terminate this Agreement is served pursuant to Clause 14 and ending on the completion of the replacement of services by (a) Successor Operator(s).

“Fees” means the any applicable fees of IFUS, ICUS and Warehouse with respect to the Digital Currency Contracts as provided in Schedule 4.

“Force Majeure Event” means any occurrence outside the control of a Party which hinders or prevents the performance in whole or in part of any of its obligations hereunder (other than an obligation to make payments), including, but not limited to, fire, flood, storm, earthquake, explosion, war, hostilities, declaration or occurrence of national emergency, accidents howsoever caused, strike, labor dispute, lockout, work to rule or other industrial dispute, lack of energy supply, criminal action, terrorist action, civil unrest, embargoes, acts of God, acts of a public enemy, unavailability or restriction of computer or data processing facilities, the actions or omissions of third persons (excluding those of a Party’s subcontractors or agents); or alternatively and to the exclusion of the foregoing, in relation to delivery of any Current Contract, any event that is an event of force majeure (or similar event, howsoever defined) for that Current Contract under its contract terms or market rules.

“Futures” means any futures contract listed for trading as such on IFUS.

“Good Industry Practice” means, in relation to any undertaking and any circumstances, the exercise of the degree of skill, care, prudence and foresight and application of standards which could then reasonably be expected of a skilled and experienced person engaged in providing services of the nature of the relevant Services.

“Governmental Authority” means any regulatory authority and any national, federal, supranational, state, regional, provincial, local or other government, government department, ministry, governmental or administrative authority, agency, commission, secretary of state, minister, court, tribunal, judicial body or arbitral body or any other person exercising judicial, executive, interpretative, enforcement, regulatory, investigative, fiscal, taxing or legislative powers or authority anywhere in the world.

“Group” or “ICE Group” includes Intercontinental Exchange, Inc. and any of its affiliates.

“ICUS Contract Manager” means the person(s) nominated by ICUS to manage the relationship between the Parties under this Agreement.

“ICUS Materials” means any Material provided or made available by or on behalf of ICUS (or any of its sub-contractors) to IFUS or Warehouse under this Agreement or relating to the Services.

“ICUS Rules” means the By-Laws and Rules of ICUS as from time to time in force, as published by ICUS.

“ICUS Services” means the services provided by ICUS as set out in Schedule 1B.

“IFUS Contract” means Digital Currency Contracts traded on IFUS.

“IFUS Contract Manager” means the person(s) nominated by IFUS to manage the relationship among the Parties under this Agreement.

“IFUS DC Transaction” means a transaction on the IFUS Market which, pursuant to the IFUS and ICUS Rules, will give rise to a Digital Currency Contract.

“IFUS Services” means those services provided by IFUS as set out in Schedule 1A.

“IFUS Market” is the DCM operating under IFUS Rules.

“IFUS Materials” means any Material (including, for the avoidance of doubt, the Current Contracts and any New Contracts) provided or made available by or on behalf of IFUS (or any of its sub-contractors or IFUS Members) to ICUS or Warehouse under this Agreement or relating to the Services, whether or not developed by IFUS.

“IFUS Member” means a member or holder of a trading authorization of IFUS as defined in the IFUS Rules authorized to trade Digital Currency Contracts and “Membership” shall be construed accordingly.

“IFUS Rules” means the Rules (as such term is defined in the rulebook of IFUS) as from time to time in force and/or any arrangements, directions and provisions made thereunder, as the context may require.

“IFUS System” means the IT System owned or used by IFUS in connection with the Services.

“Insolvency” means, in relation to any person: a bankruptcy or winding-up petition being presented; a bankruptcy order being made; a voluntary arrangement being approved; a receiver, administrator, manager or administrative receiver, trustee in bankruptcy, relevant office-holder or any other Person appointed or with powers in relation to an Insolvency in any jurisdiction being appointed or petition or order being made for such an appointment; a composition or scheme of arrangement being approved by a court or other Governmental Authority; an assignment, compromise or composition being made or approved for the benefit of any creditors or significant creditor; an order being made or resolution being passed for winding up; dissolution; the striking off of that person’s name from a register of companies or other corporate bodies; a distress process being levied or enforced or served upon or against property of that person; or any event analogous to any of the foregoing in any jurisdiction (always excluding any frivolous or vexatious petition or solvent reorganization, change of control or merger).

“Intellectual Property Rights” means trademarks, service marks, trade names, logos, get-up, patents, inventions, design rights, copyrights, database rights, domain names and all other similar proprietary rights (including know-how), in each case whether registered or unregistered, and including any registration of such rights and applications and rights to apply for such registrations.

“IT System” means:

(i)

computer equipment (including, without limitation, computer processors, computer terminals, printers, modems, input devices, output devices, other computer peripherals, communications equipment and consumables); and

(ii)

computer programs (including, without limitation, scripts, templates, operating systems, application programs, macros, batch codes, databases, and associated specifications, plans, methodologies, reports, processes, designs and know-how).

“Material” means specifications, plans, methodologies, software, databases, reports, processes, designs, documentation, information and/or know-how.

“New Contract” means any Digital Currency Future or Option contract which is not, at the relevant time, a Current Contract but which IFUS and ICUS have agreed to trade and clear, respectively, pursuant to Clause 3.9. A New Contract becomes a Current Contract if and when it is introduced to trading by IFUS and accepted for clearing by ICUS.

“Options” means any options contract listed for trading on IFUS.

“Rules” means IFUS Rules, the ICUS Rules and Warehouse Terms or any of them.

“Services” means the IFUS Services, the ICUS Services or the Warehouse Services, as applicable.

“Successor Operator(s)” means any entity or entities (including any Party) succeeding ICUS or Warehouse, as applicable, in the provision or operation of services similar to and/or part of all of the Services.

“Term” means the period from the Effective Date until the date on which this Agreement is terminated.

“Warehouse Contract Manager” means the person(s) nominated by Warehouse to manage the relationship between the Parties under this Agreement.

“Warehouse Materials” means any Material provided or made available by or on behalf of Warehouse (or any of its sub-contractors) to IFUS or ICUS under this Agreement or relating to the Services.

“Warehouse Participant” means an IFUS trading participant that maintains one or more Digital Currency Accounts with the Warehouse in connection with Digital Currency Contracts.

“Warehouse Services” means the services provided by Warehouse as set out in Schedule 1C.

“Warehouse Terms” means the terms and conditions on which the Warehouse provides Warehouse Services to IFUS, ICUS and Warehouse Participants, including as set out in any warehouse custody agreement or similar document.

1.2	Interpretation

Unless a contrary intention appears, in this Agreement:

(a) references to clauses and paragraphs are references to, respectively, clauses or paragraphs of this Agreement;

(b) a reference to any agreement, deed, instrument, rule or procedure is to be construed as a reference to that agreement, deed, instrument, rule or procedure as it may from time to time be amended, novated, supplemented, extended or restated provided that no such changes shall be made which are contrary to any prohibition on making such changes referred to in this Agreement or the applicable Rules;

(c) a reference to any provision of law is a reference to that provision as amended, re-enacted, replaced or extended and includes all CFTC or other regulations made thereunder;

(d) a reference to a time of day is a reference to the prevailing time in New York, New York unless otherwise specified;

(e) the index to and the headings in this Agreement are to be ignored in construing this Agreement; and

(f) words importing the plural shall include the singular and vice versa.

2	Term

This Agreement will come into effect on the date agreed by the Parties for the launch of Digital Currency Contracts (the “Effective Date”) and shall continue in force until terminated in accordance with its terms.

3	Scope of this Agreement

3.1	Appointment and Services

3.1.1	IFUS shall provide the IFUS Services during the Term in accordance with the terms of this Agreement.

3.1.2	IFUS shall be the designated contract market on which the Current Contracts are traded.

3.1.3	ICUS shall provide the ICUS Services during the Term in accordance with the terms of this Agreement.

3.1.4	ICUS shall be central counterparty to, and shall provide the ICUS Services in respect of, all Current Contracts submitted to it for clearing.

3.1.5	Warehouse shall provide the Warehouse Services during the Term to IFUS and ICUS in accordance with the terms of this Agreement.

3.1.6

The Parties acknowledge that certain Services will be provided to IFUS Members, Clearing Members and Warehouse Participants. The provision of those IFUS Services, and the relationship between IFUS Members and IFUS, shall be governed by and subject to the IFUS Rules. The provision of those ICUS Services, and the relationship between Clearing Members and ICUS, shall be governed by and subject to the Clearing Membership Agreement and the ICUS Rules. The provision of those Warehouse Services, and the relationship between Warehouse Participants and Warehouse, shall be governed by and subject to the Warehouse Terms. The Parties acknowledge and agree that no Clearing Member, IFUS Member, Warehouse Participant or any other person (other than the Parties) shall have the benefit of any rights in respect of or as a result of this Agreement. To the extent not inconsistent with the foregoing, relationships between the Parties and any IFUS Member, Clearing Member or Warehouse Participant may also be subject to any applicable data services, software services or similar agreement between such persons and Intercontinental Exchange, Inc. or its subsidiaries.

3.1.7	In consideration for entering into this agreement, the Parties agree to the applicable fees and revenue allocation set forth in Schedule 4.

3.1.8

This Agreement shall not apply to any contracts that may be traded on IFUS and/or cleared by ICUS other than Digital Currency Contracts. Nothing in this Agreement shall affect the Clearing Services Agreement, dated as of April 24, 2018 (as the same may be amended, supplemented, restated or replaced from time to time) (the “Existing Clearing Services Agreement”) with respect to any such other contracts, and IFUS and ICUS agree that the Existing Clearing Services Agreement shall not apply to the trading and clearing of Digital Currency Contracts.

3.2	Certain Terms of Digital Currency Arrangements

3.2.1

The Parties agree that to the fullest extent permitted by applicable law, IFUS and ICUS will not during the term of this Agreement obtain services equivalent to Warehouse Services with respect to Digital Currency Contracts from any warehouse provider other than Warehouse.

3.2.2	The Parties agree that during the term of this Agreement, IFUS and ICUS will not offer trading or clearing services for Digital Currency Contracts except pursuant to this Agreement.

3.3	Fees and Charges

The Parties shall be entitled to collect such fees and charges in respect of Digital Currency Contracts as are set out in Schedule 4.

3.4	Provision of Services

3.4.1

Each Party shall provide its respective Services in accordance with Good Industry Practice, the terms of this Agreement (including, without limitation, Schedules 1 (The Services) and 8 (Information Technology and Data Protection) and Applicable Laws.

3.5	Service Review

3.5.1

The Parties shall conduct periodic reviews of the provision of the Services and the terms upon which the Services are provided in order to assist the Parties in meeting any requirements of Applicable Law.

3.5.2

Any Party may request changes to the Services to reflect the changed business requirements of such Party and/or advancements in technology. Any such requests shall be subject to the Change Control Procedure.

3.6	Problem Reporting

3.6.1	Each Party agrees to maintain appropriate records with regard to the provision of its respective Services, in accordance with Applicable Law.

3.6.2

Each Party shall promptly report in writing to the Contract Manager of the other Parties any actual or anticipated material failures, problems or developments which have had or may have an adverse effect on the provision of its Services.

3.7	Insurance

Each Party shall take out and maintain such insurance as, in accordance with Good Industry Practice, is appropriate to the nature and scale of its operations, subject to any particular requirements set forth in a Schedule.

3.8	Business Continuity

Each Party shall take all reasonable steps to ensure business continuity, including (without limitation) the steps set out in Schedule 3 (Business Continuity Arrangements).

3.9	New Contracts

(a)

Warehouse may from time to time during the term of this Agreement propose in writing additional Digital Currency contracts that may be traded by IFUS and cleared by ICUS as New Contracts pursuant to the terms of this Agreement (a “New Contract Request”). Such contracts shall become New Contracts upon acceptance of the New Contract Request by IFUS and ICUS.

(b)

Each of IFUS and ICUS shall consider in good faith any New Contract Request, and shall accept such New Contract Request, provided that such New Contract Request, and the proposed New Contract, are consistent with the terms of this Agreement; provided further that neither IFUS nor ICUS shall be required to agree to a New Contract Request where (i) implementation of such New Contract Request would require incurrence of material expenses or liabilities for which it is not proposed to be reimbursed, (ii) such New Contract Request would, in the determination of IFUS or ICUS, result in or pose a material risk of a violation of any Applicable Law; and/or (iii) such New Contract Request would result in a material additional risk, including credit, market, liquidity, operational, legal or reputational risk, to IFUS or ICUS that is not acceptable to the board of directors of such entity (after consultation with any relevant risk or similar committee, as applicable).

3.10	Publicity and Public Announcements

3.10.1	Approval

No Party shall make any public announcement relating to this Agreement or changes to the Services without the prior approval of the other Parties, provided that a Party may make any public announcement in relation to a subject matter in respect of which another Party has previously made a public announcement in breach of this Clause 3.10.1. For the purposes of this provision, but without prejudice to Clause 11 (Confidentiality), “public announcement” shall not include: (i) any communication in whatsoever form which does not relate to communicating the terms of this Agreement or relates to matters in the ordinary course of business announced to any Clearing Member or IFUS Member; or (ii) any information which does not relate to communicating the terms of this Agreement or relates to matters in the ordinary course of business and which is posted on any part of any private “member only” web site operated by any of ICUS, Warehouse or IFUS.

3.10.2	Oral Statements etc.

Any oral statements made or replies to questions given by a Party relating to the Services or this Agreement shall be consistent with any public announcements issued in accordance with clause 3.10.1 above.

4	Fair Treatment

4.1	Limitations on Other Arrangements

4.1.1

No Party will enter into any arrangement or agreement (i) which would prohibit it from providing its respective Services in relation to a Current Contract or any New Contract; or (ii) which would otherwise prevent, penalize or discourage it from providing its respective Services to the other Parties, in each case during the term of this Agreement.

4.2	Fair allocation of resources

4.2.1	Each Party shall allocate its staff and resources to the performance of its respective Services as necessary to comply with Schedule 1 hereto.

4.3	Communication with Regulators

4.3.1

Each of the Parties agrees promptly to notify the other Parties of any material regulatory issues or problems relating to the Services. The Parties agree to use all reasonable endeavors to address such issues or problems in order to enable the Parties to comply with Applicable Law.

4.3.2

Each Party shall immediately notify the other Parties if it receives a notification that (i) the CFTC is considering withdrawal of its status as a DCO or DCM, as the case may be, or the New York Department of Financial Services is considering withdrawal of its status as a Trust Company; (ii) any other Governmental Authority is requiring separate registration or regulation of the Warehouse or Warehouse Services or the trading or clearing of Digital Currency Contracts, (iii) the CFTC, New York Department of Financial Services or other Governmental Authority is exercising powers of direction or emergency authority in such a manner that may impact the Services; or (iv) any such authority is considering exercising such powers.

4.4	Co-operation with auditors

Each Party shall, upon another Party’s (the “Requesting Party”) reasonable request and at the Requesting Party’s expense, provide reasonable co-operation to any person carrying out a statutory or financial services regulatory audit, investigation, information gathering or similar function on the Requesting Party’s business, providing nothing in this clause shall require a Party to breach any obligation or duty of confidentiality.

5	Relationship Management

IFUS shall appoint and at all times maintain the appointment of an IFUS Contract Manager. ICUS shall appoint and at all times maintain the appointment of an ICUS Contract Manager. Warehouse shall appoint and at all times maintain the appointment of a Warehouse Contract Manager. The IFUS Contract Manager, the ICUS Contract Manager and the Warehouse Contract Manager shall be responsible for managing the relationship between IFUS and ICUS pursuant to this Agreement, in accordance with Schedule 6 (Relationship Management).

6.	Change Control

6.1	Amendment to the Rules

6.1.1	Power to amend

6.1.1.1	IFUS may at any time amend, extend, delete or replace the IFUS Rules or any provision thereof.

6.1.1.2	ICUS may at any time amend, extend, delete or replace the ICUS Rules or any provision thereof.

6.1.1.3	Warehouse may at any time amend, extend, delete or replace the Warehouse Terms or any provision thereof.

6.1.2	Obligation to consider amendments

6.1.2.1	IFUS shall consider in good faith making such amendments to the IFUS Rules in relation to Digital Currency Contracts as ICUS or Warehouse may reasonably request.

6.1.2.2	ICUS shall consider in good faith making such amendments to the ICUS Rules in relation to Digital Currency Contracts as IFUS or Warehouse may reasonably request.

6.1.2.3	Warehouse shall consider in good faith making such amendments to the Warehouse Terms as IFUS or ICUS may reasonably request.

6.1.3	Procedure for amendment

A Party preparing to make any amendment, extension, deletion or replacement of its Rules which may affect another Party shall, in so far as is practicable in the circumstances: (1) first consult with the other Party and give the other Party notice including details of the proposed change; and (2) if it may have a material adverse effect on the other Party, an IFUS Member or a Clearing Member, give the other Party (except in the case of exercise of emergency powers under the applicable Rules) no less than 10 Business Days’ written notice of the final form and content of the extension or amendment prior to its coming into effect. This requirement shall not apply to any amendment which: (i) is of a minor nature and relates to Rules of an administrative or commercial nature; (ii) is of a limited, technical nature; (iii) relates to fees charged to Clearing Members or IFUS Members; (iv) is necessary as a result of a Default Notice having been served or being about to be served or a Force Majeure Event; (v) is required to ensure compliance by the Party or any IFUS Member or Clearing Member with Applicable Law or the requirements of any Governmental Authority or is necessary or desirable to maintain the Party’s status as an DCO, DCM or Trust Company, as the case may be, or any other legal or regulatory status it has under any other Applicable Law; or (vi) is otherwise of an urgent nature.

6.1.4	Regulatory Requirements

6.1.4.1

Without the prior written consent of ICUS and Warehouse, unless so directed by a Governmental Authority, IFUS shall not adopt any provision in the IFUS Rules which may have the effect of imposing on any Party an obligation which is inconsistent with this Agreement or Applicable Law.

6.1.4.2

Without the prior written consent of IFUS and Warehouse, unless so directed by a Governmental Authority, ICUS shall not adopt any provision in the ICUS Rules which may have the effect of imposing on any Party an obligation which is inconsistent with this Agreement or Applicable Law.

6.1.4.3

Without the prior written consent of IFUS and ICUS, unless so directed by a Governmental Authority, Warehouse shall not adopt any provision in the Warehouse Terms which may have the effect of imposing on any Party an obligation which is inconsistent with this Agreement or Applicable Law.

6.2	Amendment to this Agreement

Where any Party wishes to make a change to this Agreement or any of the Schedules to this Agreement, or any document agreed pursuant to this Agreement (a “Change”), other than a New Contract Request, but including (without limitation):

6.2.1	the addition of new services or modification of existing Services; or

6.2.2	the addition of new service levels or modification of existing service levels;

then Schedule 5 (Change Control) shall apply in respect of the Change.

7	Information Technology and Data Protection

The Parties shall comply with the provisions of Schedule 8 (Information Technology and Data Protection) as applicable.

8	Responsibility of the Parties

Each Party shall be responsible for any failure to perform its respective obligations under this Agreement save to the extent that such failure arises solely or principally as a result of a Force Majeure Event, in which case Clause 13 shall apply.

9	Intellectual Property Rights

9.1	Materials

9.1.1	As among the Parties:

9.1.1.1	IFUS shall own all Intellectual Property Rights in IFUS Materials;

9.1.1.2	ICUS shall own all Intellectual Property Rights in ICUS Materials; and

9.1.1.3	Warehouse shall own all Intellectual Property Rights in Warehouse Materials.

9.1.2

Subject to the requirements of any agreements of each of the Parties with ICE Group in relation to Intellectual Property Rights, each Party agrees to do all things and to execute all deeds, instruments, transfers or other documents as may be necessary or desirable in order to give effect to this clause 9.1.

9.2	Licenses

Each Party hereby grants to the other Parties such non-transferable, non-exclusive, worldwide and royalty-free license or sub-license of Intellectual Property Rights owned or licensed by it as may be necessary for the purpose of enabling the proper performance of this Agreement; provided that if, as a result of a material change in the Services, due to a Change initiated by a Party or otherwise agreed by a Party, a new license is necessary for such proper performance, the Parties shall in good faith negotiate the terms, including any fees, on which such license is granted.

10	Representations, Warranties, Undertakings and Indemnities

Each Party represents, warrants and undertakes to the others that, as at the date of this Agreement and throughout the Term:

10.1	it has full capacity and authority to enter into and to perform its obligations under this Agreement;

10.2	it shall, for the Term, maintain all authorizations, licenses and/or exemptions required to provide or receive (as the case may be) the Services in accordance with this Agreement;

10.3	this Agreement is executed by a duly authorized representative of that Party;

10.4

there are no actions, suits or proceedings or regulatory investigations pending or, to that Party’s knowledge, threatened against or affecting that Party before any court or administrative body or arbitration tribunal that is reasonably likely to affect the ability of that Party to meet and carry out its obligations under this Agreement; and

10.5	it will not, by any act or omission, breach any license granted to it by another Party which is relevant to the performance by it of its obligations under this Agreement.

11	Confidentiality

11.1	Subject to clause 11.5, each of the Parties shall:

11.1.1

keep confidential the terms of this Agreement and all information, whether in written or any other form, which has been disclosed (by whatever means, directly or indirectly), to it by or on behalf of another Party, whether before or after the date of this Agreement, including (without limitation) any information relating to Intellectual Property Rights, Current Contracts, New Contracts, ICUS Materials, IFUS Materials, Warehouse Materials, operations, processes, plans, market opportunities or business affairs of the person making the disclosure or which relates to the provision or use of the Services to or by IFUS, ICUS, Warehouse or Warehouse Participants, in each case, which has been disclosed in confidence or which by its nature ought to be regarded as confidential;

11.1.2	procure that its officers, employees, agents and representatives keep secret and treat as confidential all such documentation and information; and

11.1.3	not use such information other than for the purposes of this Agreement and carrying out obligations and exercising rights pursuant to the IFUS Rules, ICUS Rules or Warehouse Terms (as applicable).

11.2	Clause 11.1 does not apply to information:

11.2.1	which at the date of this Agreement is in, or at any time after the date of this Agreement comes into, the public domain, other than in consequence of a breach of this Agreement;

11.2.2

to the extent made available to the recipient Party by a third party who is entitled to divulge such information and who is not under any obligation of confidentiality in respect of such information and who has disclosed that information under an express statement that it is not confidential;

11.2.3

to the extent required to be disclosed by any Applicable Law or any Governmental Authority; provided that the Party disclosing the information shall notify the other affected Party of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required, in each case to the extent lawfully possible) as early as reasonably possible before such disclosure must be made and shall take all reasonable action to avoid and limit such disclosure to any extent lawfully and reasonable practicable; or

11.2.4

which a Party is required to disclose to a third party (including, for the avoidance of doubt, IFUS Members, Clearing Members and Warehouse Participants) in order properly to perform its obligations under or pursuant to this Agreement, the IFUS Rules, ICUS Rules or Warehouse Terms.

11.3

A Party receiving information subject to this Clause 11 shall ensure that each person to whom such information is properly disclosed is made aware of, and is contractually bound to comply with and complies with, all of the receiving Party’s obligations of confidentiality under this Agreement as if that person were a Party to this Agreement in place of the receiving Party.

11.4

Without limiting clause 11.1, ICUS and Warehouse acknowledges and agrees that all trade data relating to Contracts (the “Transaction Data”) are the property of IFUS. IFUS grants each of ICUS and Warehouse a non-exclusive, royalty-free, non-transferable license for the Term to use and copy Transaction Data or any part of them for any and all of the following purposes:

11.4.1	as necessary to provide the Services or any part of them;

11.4.2

compiling end of day market statistics for use in management information by ICUS or Warehouse in the provision of the Services and, for the avoidance of doubt, including for the purpose of compiling aggregate statistics in connection with ICUS’s business as a DCO;

11.4.3

calculation of intra-day and end of day margining obligations of the Clearing Members in relation to their Contracts and reporting to Clearing Members of the information relied upon in calculating such margin obligations or otherwise for risk management purposes;

11.4.4	performing its obligations in respect of the Services under the ICUS Rules or Warehouse Terms, as applicable;

11.4.5

complying with requests from any Governmental Authority, or for the purposes of commencing, or defending, any arbitration or court proceedings or obtaining legal advice; provided that the disclosing Party shall notify IFUS of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required in each case, to the extent legally possible) as early as reasonably possible before such disclosure must be made and shall take all reasonable action to avoid and limit such disclosure to any extent lawfully and reasonably practicable except where the relevant disclosure is privileged; and

11.4.6	providing to any Clearing Member any information or details regarding any Contract to which that Clearing Member is a party;

providing always that, in addition to the above, ICUS may at any time compile, and make publicly available, market statistics. Any other confidential information received from IFUS may be made publicly available by the other Parties only with the prior express consent in each instance of IFUS.

11.5

Each Party shall provide each other Party with such data or other information which such other Party may be required to produce from time to time to a Governmental Authority which is reasonably requested by such other Party.

11.6

Each Party acknowledges and agrees that each other Party may disclose Transaction Data to its employees, legal advisers, insurance brokers, underwriters, auditors and such other professional advisers to whom disclosure is reasonably necessary for the proper performance of that Party’s and such third party’s businesses, provided that such persons are required to keep the Transaction Data confidential.

12	Liability

12.1

Subject to clause 12.4, the total aggregate liability of each Party to any other Party for all losses, damages, costs, claims and expenses of any kind arising out of or in any way connected to this Agreement (“Losses”) shall not exceed the greater of (i) $10 million or (ii) the aggregate of its Applicable Revenues hereunder for the 12 month period immediately prior to the date of the event giving rise to the Loss in question (or, if this Agreement has been in effect for less than 12 months at the time of such event, an estimate of 12 months’ Applicable Revenues based on relevant revenues for the period this Agreement has been in effect). The foregoing limitation shall apply regardless of whether a claim arises in contract, tort, restitution, negligence, statutory liability or otherwise; provided that the foregoing limitation shall not apply to any Losses arising from a Party’s fraud or willful misconduct. For purposes hereof, “Applicable Revenues” means (i) in the case of IFUS, the trading revenues payable by it to Warehouse hereunder, (ii) in the case of ICUS, the clearing revenues payable by it to Warehouse hereunder, and (iii) in the case of Warehouse, the trading and clearing revenues received by it hereunder.

12.2

The Parties acknowledge they have entered into this Agreement in reliance upon the limitations of liability and disclaimers of warranties and damages set out herein and that the same form an essential basis of the bargain between the Parties.

12.3

12.3.1

Each Party acknowledges, understands and accepts that the other Parties make no representation or warranty whatsoever to such Party as to their respective Services, express or implied, and that those of such Services as are provided to IFUS Member, Clearing Members or Warehouse Participants are provided “as is” in accordance with the provisions of the IFUS Rules, ICUS Rules or Warehouse Terms, as applicable.

12.3.2

No implied warranties of merchantability or fitness for a particular purpose shall apply. Except as expressly provided herein, no Party or its respective managers, members, officers, employees or agents make any representation or warranty with respect to, and no such person shall have any liability to any other Party for, the accuracy, timeliness, completeness, reliability, performance or continued availability of the Services provided by it to IFUS Members, Clearing Members or Warehouse Participants (including but not limited to the operation and functionality of systems utilized in relation thereto), or for delays, omissions or interruptions therein. No Party shall have any duty or obligation to verify any information received from any other Party or any IFUS Member, Clearing Member or Warehouse Participant. Without limiting the generality of the foregoing, each Party disclaims any implied representations or warranties of merchantability or fitness for a particular purpose regarding its systems or the operation and functionality thereof.

12.4

Without prejudice to each Party’s obligations under this Agreement, each Party acknowledges and agrees that, except as set out explicitly in this Agreement, each other Party does not owe any duty of care to it in relation to the admission of any Clearing Member, IFUS Member or Warehouse Participant or that other Party’s exercise of powers under the ICUS Rules, IFUS Rules or Warehouse Terms, as the case may be.

13	Force Majeure

13.1	Force Majeure Events

13.1.1

Subject to clause 13.2 below, no Party shall be liable to any other Party for any failure to comply with its obligations hereunder if and to the extent that such failure results from a Force Majeure Event. No Party shall not be able to rely on this clause 13.1.1, to the extent that its failure to comply with its obligations is due to or connected with a failure by it to comply with its obligations under Schedule 3 (Business Continuity Arrangements), except where such failure is itself the result of a Force Majeure Event.

13.2	Procedure

Clause 13.1.1 shall apply for the duration of the reasonable effects of the Force Majeure Event, provided that the Affected Party complies with this clause 13.2. A Party unable to comply with its obligations as a result of a Force Majeure Event (the “Affected Party”) shall:

13.2.1

give written notice to each other Party (an “Other Party”) as soon as reasonably practicable after it becomes aware of the occurrence or likely possibility of a Force Majeure Event, such notice to contain the following information:

(i)	a description of the Force Majeure Event that has occurred or is likely to occur;

(ii)	the date from which the Force Majeure Event has prevented or hindered or will prevent or hinder the Affected Party in its performance hereunder;

(iii)	a description of the obligations under this Agreement affected by the Force Majeure Event;

(iv)	its best estimate of the date upon which it will be able to resume performance;

13.2.2	at all times continue to take steps in accordance with Good Industry Practice to resume full performance of its obligations under this Agreement as soon as reasonably practicable;

13.2.3	use all reasonable endeavors to mitigate the consequences of the Force Majeure Event; and

13.2.4

at reasonable intervals, or upon request by an Other Party, update such Other Party as to the Force Majeure Event, its effect, the steps being taken or planned to remedy it and such other details as the Other Party may reasonably request.

14	Termination Events

14.1	Insolvency

Upon the Insolvency of any Party, either of the other Parties may terminate this Agreement by notice to all Parties.

14.2	Other Termination Events

A Party may terminate this Agreement immediately (or at its option upon such period of notice as it may specify) by notice to the other Parties if:

14.2.1

In the case of IFUS, IFUS has received noticed that it will cease to be a DCM; in the case of ICUS, ICUS has received notice that it will cease to be a DCO, as the case may be; or in the case of Warehouse, Warehouse has received notice that it will cease to be a Trust Company;

14.2.2

Another Party’s provision of its respective Services is of such a nature that the Party fails to satisfy relevant provisions of the CEA and CFTC regulations (in the case of IFUS or ICUS) or the New York Banking Law and regulations of the New York Department of Financial Services (in the case of Warehouse) applicable to it and such failure is not rectified within 30 days’ notice;

14.2.3

Such Party will be required to be registered or regulated in its provision of the Services in a manner that it is not registered or regulated or contemplated to be registered or regulated as of the date hereof.

14.2.4	Another Party fails to perform its respective Services hereunder in all material respects, and such failure is not remedied within 30 days after notice thereof.

14.3	Termination by Warehouse on Notice

At any time after the date of this Agreement, the Warehouse may terminate this Agreement on three months’ written notice to the other Parties; provided that notwithstanding such termination, this Agreement shall continue in effect until the earlier of (i) the date as of which all open interest in Digital Currency Contracts hereunder shall have expired or been extinguished in accordance with the terms thereof and (ii) the date that is one year following Warehouse’s notice of termination.

14.4	Termination on Ownership Change

If on any date Intercontinental Exchange, Inc. or one of its subsidiaries ceases to be the owner of at least 20% of the equity units of Bakkt Holdings, LLC on a fully diluted and as converted basis, this Agreement shall terminate (if not otherwise earlier terminated in accordance with the terms hereof) on the 7th anniversary of the occurrence of such event.

14.5	Consequences of Termination

In relation to termination of this Agreement, the provisions to Schedule 7 (Exit Management) shall apply. Termination of this Agreement for any cause shall not release a Party from:

14.5.1	any liability which at the time of termination has already accrued or which thereafter may accrue in respect of any act or omission prior to such termination; or

14.5.2	any provision of this Agreement which expressly or by implication applies for a period after any such termination,

and for the avoidance of doubt, any Services which are provided after termination of this Agreement shall be provided in accordance with the terms of this Agreement.

15	General

15.1	Notices

15.1.1	Addresses

Any notice, claim or demand in connection with or pursuant to this Agreement shall be in writing (each a “Notice”) and shall be deemed to be given if delivered or sent to the recipient at its address set out below or any other address notified to the sender by the recipient for the purposes of this Agreement.

Notices to IFUS:

Address: 55 E. 52nd Street, New York, New York 10055

Marked for the attention of: General Counsel

E-mail: audrey.hirschfeld@theice.com

Notices to ICUS:

Address: 55 E. 52nd Street, New York, New York 10055

Marked for the attention of: Hester Serafini, President and COO

E-mail: hester.serafini@theice.com

With a copy to:

Address: 55 E. 52nd Street, New York, New York 10055

Marked for the attention of: Eamonn Hahessy, General Counsel

E-mail: eamonn.hahessy@theice.com

Notices to Warehouse:

Address: 55 E. 52nd Street, New York, New York 10055

Marked for the attention of: Adam White, Chief Executive Officer

                                             Chris Michels, Director, Custody Operations

E-mail: adam.white@bakkt.com

            chris.michels@bakkt.com

With a copy to:

5660 New Northside Drive, 3rd Floor, Atlanta, Georgia 30328

Marked for the attention of: General Counsel

E-mail: legal-notices@bakkt.com

15.1.2	Form

A Notice shall be in writing in English and may be sent by reputable courier, first class prepaid post or by electronic mail. A Notice shall be deemed to have been received at the time specified in the courier’s records if delivered by courier, at the time sent, if sent by electronic mail and on the second Business Day from the time of posting, if sent by first class post.

15.2	Whole Agreement

15.2.1	This Agreement constitutes the whole agreement between the Parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this agreement.

15.2.2

Each Party represents and warrants to the other parties that, in entering into this Agreement and any document incorporated by reference in it, it does not rely on any statement, representation, assurance or warranty of any person (whether a party to this Agreement or not) other than as expressly set out in this Agreement or those documents.

15.2.3

Each Party agrees and undertakes to the other Parties that to the fullest extent permitted by applicable law, the only rights and remedies available to it arising out of or in connection with this Agreement or its subject matter shall be solely for breach of contract, in accordance with the provisions of this Agreement.

15.3	Remedies

15.3.1

The Parties acknowledge that damages may not be an adequate remedy for any breach of this Agreement. Subject to Clause 16, either Party shall be entitled to obtain any legal and/or equitable relief, including specific performance or injunctive relief, in the event of any breach of the provisions of this Agreement.

15.4	Waiver

No failure of either Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right.

15.5	Amendment

No amendment or modification of this Agreement shall be effective unless in writing and signed by or on behalf of each Party or made pursuant to Schedule 5.

15.6	Assignment

No Party may assign, transfer, deal or create any interest whatsoever in any of its rights or obligations under this Agreement, whether in whole or in part, or purport to do any of the same, without the prior written consent of the other Parties. This Agreement shall bind, and inure to the benefit of, the parties and their authorized successors and assignees.

15.7	No Partnership or Agency

15.8.1

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of another Party, nor authorize any Party to make or enter into any commitments for or on behalf of any other Party.

15.8	Sub-contracting and Outsourcing

15.8.1	A Party may with the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed), sub-contract any of its obligations under this Agreement.

15.8.2

Sub-contracting by a Party will not relieve that Party of any of its obligations under this Agreement. The sub-contracting Party shall remain fully responsible to the other Parties for the acts and omissions of all its sub-contractors and their employees, directors and agents as if such acts or omissions were the first Party’s own acts and omissions.

15.8.3	If a Party at any time reasonably considers that:

15.8.3.1	the performance by a sub-contractor of a sub-contracting Party of its obligations is unsatisfactory; or

15.8.3.2	any other performance by the sub-contractor is adversely affecting the relationship between the Parties,

then that Party shall notify the sub-contracting Party and the sub-contracting Party shall, if it does not dispute the notice, address such concerns.

15.9	Relationship between the Parties

15.9.1

This Agreement does not establish any relationship of employer-employee, principal and agent, trustee and beneficiary, partnership of any kind, joint venture or association between or among the Parties.

15.9.2	Save to the extent to which a Party is specifically authorized in writing in advance by another Party, no Party is authorized or empowered to act as agent for another Party for any purpose.

15.10	Further assurance

Each of the Parties shall, and shall use all reasonable endeavors to procure that any necessary third party shall, execute such documents and do such acts and things as the other Parties may reasonably require for the purpose of giving to the other Parties the full benefit of all the provisions of this Agreement.

15.11	Invalidity

If any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

15.12	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and any documents entered into pursuant to it.

15.13	Third Party Rights

Unless expressly provided to the contrary, a person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

15.14	Governing Law

This Agreement and the documents to be entered into pursuant to it and all matters arising out of or relating thereto shall be governed by and shall be construed in accordance with the law of the State of New York (without reference to choice of law doctrine).

16	Dispute Resolution

16.1	Any dispute, disagreement, matter or difference between the parties in respect of this Agreement (“Dispute”) shall initially be referred to the Liaison Committee under Schedule 6.

16.2

Any action, suit or proceeding with respect to any matter arising out of or related to this Agreement shall be commenced in the United States District Court for the Southern District of New York in the County of New York, or, if no federal jurisdiction exists, then in the Supreme Court of the State of New York, New York County. Each party hereby agrees to submit to the exclusive jurisdiction of such courts and to waive any objections based on venue in any such action, suit or proceeding.

16.3

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ICE FUTURES U.S., INC.

By:	/s/ Trabue Bland
Name: Trabue Bland
Title: President, ICE Futures U.S.

ICE CLEAR US, INC.

By:	/s/ Hester Serafini
Name: Hester Serafini
Title: President and COO, ICE Clear US

BAKKT TRUST COMPANY LLC

By:	/s/ Adam White
Name: Adam White
Title: CEO, Bakkt Trust Company

Schedule 1A

IFUS Services

1	Record of Transactions

Throughout each Business Day, IFUS shall provide ICUS promptly with a full, complete and accurate record of all IFUS DC Transactions in machine readable form in accordance with IFUS’s and ICUS’s procedures.

2	Details of IFUS Contracts

2.1

IFUS shall at all times maintain full, complete and accurate records of all IFUS DC Transactions. Such records shall be in such form as may be agreed from time to time between ICUS and IFUS; provided that at least the following information shall be retained by IFUS:

(i)	the date and time at which the IFUS DC Transaction occurred or was notified to IFUS;

(ii)	the names of each IFUS Member which is party to the IFUS DC Transaction;

(iii)	the names of each Clearing Member(s) in whose name(s) each IFUS DC Transaction was presented;

(iv)	the underlying Digital Currency, the contract quantity or number of lots, the delivery date and the price (or, in the case of an Option, the strike price and the premium); and

(v)	such additional information as ICUS may reasonably require.

2.2	IFUS shall retain the above records for a period of 3 years from the date on which they were created or such other period as is required pursuant to Applicable Law applicable to IFUS.

3	Information

3.1

Subject to the express provisions of this Agreement, IFUS shall respond promptly to all reasonable requests by ICUS or Warehouse for information or decisions relating to this Agreement, to the extent reasonably required by ICUS or Warehouse, as applicable, for the purpose of performing its obligations under this Agreement.

4	Trading Limitations

4.1

IFUS shall not permit the trading of Digital Currency Contracts by any IFUS Member on a trading day except to the extent the transaction is within any applicable IFUS risk limits for Digital Currency Contracts established for the IFUS Member by its Clearing Member.

4.2	IFUS shall require all IFUS Members trading Digital Currency Contracts either to be a Clearing Member or have an account with a Clearing Member for the clearing of their trades.

5	Business Continuity

IFUS shall provide reasonable co-operation in the testing of the Business Continuity Arrangements in accordance with paragraph 4 of Schedule 3 (Business Continuity Arrangements).

6	Official Quotations

IFUS shall calculate and provide to ICUS and Warehouse all official quotations and market or exchange delivery settlement prices required by IFUS Rules or under ICUS Rules. In particular, IFUS shall each Business Day, at such times and in such manner as the Parties may from time

1-1

to time agree, notify ICUS and Warehouse of the price or value which properly and fairly represents the price or value of each Digital Currency the subject of a Current Contract at the time as at which such price or value is given.

7	Close Out

Where an IFUS Contract is to be closed out under the IFUS Rules or the ICUS Rules, IFUS shall inform ICUS of the proposed close out price or premium (in the case of an Option) within 24 hours of being requested in writing by ICUS to do so.

1-2

Schedule 1B

ICUS Services

1	General

The ICUS Services shall be clearing and related services in respect of Digital Currency Contracts as set out in the ICUS Rules and this Agreement.

2.	ICUS Services

2.1	Trade Entry

ICUS will receive from IFUS in machine readable form in accordance with IFUS’s and ICUS’s procedures the following information with respect to each IFUS DC Transaction:

(i)	the date and time at which the IFUS DC Transaction occurred or was notified to IFUS;

(ii)	the names of each IFUS Member which is party to the IFUS DC Transaction;

(iii)	the names of each Clearing Member(s) in whose name each IFUS DC Transaction was presented;

(iv)	the underlying Digital Currency, the contract quantity or number of lots, the delivery date and the price (or, in the case of an Option, the strike price and premium); and

(v)	such additional information as ICUS may reasonably require.

2.2	ICUS Acceptance.

ICUS, by accepting a Contract offered to it for clearance by or on behalf of a Clearing Member, shall assume, in the place of each Clearing Member that is a party to such Contract, all liabilities and obligations imposed thereby to the Clearing Member that is the other party thereto, to the extent provided in ICUS Rule 401, and shall succeed to and become vested with all rights and benefits accruing therefrom. Such assumption by ICUS shall terminate all liabilities and obligations of the Clearing Member whose Contract is so accepted to the other Clearing Member which was a party to such Contract. ICUS acceptance of a Contract shall be subject to the ICUS Rules.

2.3	Margin.

2.3.1	ICUS shall require initial and variation margin from Clearing Members in respect of Digital Currency Contracts in accordance with the ICUS Rules and ICE Risk Model, as in effect from time to time.

The foregoing shall not prevent IFUS from setting margin or deposit requirements in respect of IFUS Contracts to be charged by IFUS Members to their clients (which may be greater than the amounts required by ICUS); provided that deposit requirements set by IFUS (or any alteration thereof) shall not be less than that required of Clearing Members by ICUS.

2.3.2	ICUS shall set and may periodically review any applicable margin parameters for Digital Currency Contracts used in its margin methodology. The Parties shall consult on any proposed amendment thereto.

1-3

2.3.3

If either IFUS or ICUS proposes to permit margin offsets between Current Contracts and any other Contracts (whether or not cleared by ICUS), IFUS and ICUS shall consult and ICUS may make the change in question only upon the agreement of both IFUS and ICUS.

2.3.4	ICUS shall calculate and apply its margin requirements and procedures in a manner consistent with CFTC Regulations and other Applicable Law.

2.4	Additional Default Resources for Digital Currency Contracts

2.4.1

ICUS shall make a USD 35 million contribution to the default resources waterfall (in addition to other contributions of ICUS under the ICUS Rules), to be used solely to cover losses with respect to Digital Currency Contracts (the “DC ICUS Contribution”). To the extent it is used or applied, ICUS may in its discretion replenish the DC ICUS Contribution.

2.5	Integrity of IFUS Open Interest

Without the prior written consent of IFUS, ICUS shall not:

2.5.1

other than following the issue by ICUS of a Default Notice in respect of any Clearing Member or in respect of transfers of any Digital Currency Contracts between Clearing Members, permit the transfer or close-out of any Digital Currency Contract by means of any transfer to, or transaction executed on or through, any exchange, market or system other than IFUS;

2.5.2	permit any open interest in Digital Currency Contracts to be represented as open interest on other exchanges, markets or systems;

2.5.3

otherwise than in accordance with clause 2.3.4 above, permit any inter-contract credit, inter-commodity credit or other position offset for margin purposes between Digital Currency Contracts and any other contracts cleared by ICUS; or

2.5.4	permit the inclusion of any Digital Currency Contracts or open interest in any Digital Currency Contracts in any mutual offset arrangements with another clearing house.

2.6	Position Transfers (Transfer Trades).

ICUS will effect the transfer of positions between Clearing Members as and to the extent permitted by IFUS and ICUS.

2.7	Representation and Consultation

2.7.1

ICUS agrees that if ICUS establishes a separate risk committee for Digital Currency Contracts or other committee the members or attendees of which may include representatives of persons other than ICUS and whose decisions and/or issues which it considers may affect all or part of IFUS’ business related to Digital Currency Contracts, IFUS will be entitled to appoint an IFUS representative to such committee.

2.7.2

Reference in this clause 2.7 to any committee or group includes that committee or group by whatever name called or any one or more committees or groups which take on one or more of the functions of such group or committee and any sub-committee or sub-group of such group or committee.

2.8	Membership of ICUS and IFUS

2.8.1

Clearing Members will be admitted by ICUS, subject to such entry and other requirements as are set out in the ICUS Rules. ICUS may impose additional requirements for Clearing Members that clear Digital Currency Contracts, as set out in the ICUS Rules.

2.8.2	Any amendment to ICUS’s or IFUS’ membership requirements which may have a

1-4

disproportionate adverse effect on Clearing Members or IFUS Members (or applicants for membership), in either case with respect to Digital Currency Contracts, shall require the other Parties’ prior written consent.

2.8.3

ICUS and IFUS each agree to maintain and make publicly available criteria for Clearing Membership and IFUS Membership (respectively) and to apply such criteria in respect of any application for membership in accordance with Applicable Law.

2.9	IFUS Contracts to be cleared by IFUS Members

ICUS shall not permit any Clearing Member which is not also an IFUS Member to be the Clearing Member for any Digital Currency Contract.

2.10	Default

Before issuing a Default Notice to a Clearing Member or declaring a Clearing Member to be a Defaulter, ICUS shall take all steps as are reasonably practicable in the circumstances to consult with IFUS. ICUS shall notify IFUS as far in advance as practicable prior to issuing any Default Notice or declaring a Clearing Member to be a “Defaulter” under the ICUS Rules. ICUS shall have no obligation to consult with Warehouse prior to issuing a Default Notice or declaring a Clearing Member to be a Defaulter.

2.11	Reports.

ICUS agrees to provide IFUS with the usual and customary reports relating to volume, open interest, cleared trades, trades not accepted for clearance, delivery, allocation activity and errors, and large trader, as are requested by IFUS. Such reports shall be full, complete and accurate. ICUS will provide regulatory reports as required by CFTC Regulations.

1-5

Schedule 1C

Warehouse Services

1	General

The Warehouse Services shall be warehouse, settlement and ancillary services relating to the Digital Currencies underlying Digital Currency Contracts as set out in the Warehouse Terms and this Agreement.

2.	Warehouse Services

2.1	Establishment of Warehouse Account System and Digital Currency Accounts

Warehouse shall establish and administer, on behalf of ICUS, a system of accounts (the “Warehouse Account System”, and each such account, a “Digital Currency Account”) on its books and records for the deposit of Digital Currency by Warehouse Participants in connection with Digital Currency Contracts and for the transfer of such Digital Currency among such accounts without use of an External Network. Warehouse shall upon request maintain one or more Digital Currency Accounts for each Warehouse Participant. The Warehouse Account System, and each Digital Currency Account, shall be used solely in connection with Digital Currency Contracts.

Warehouse will maintain the Warehouse Account System as establishing a single authoritative record from time to time of the Warehouse Participants on whose behalf Digital Currency is held through the Warehouse Account System (and the respective positions of such persons), including records identifying all Internal Transfers among the accounts of such persons and all External Transfers to or from the accounts of such persons. Warehouse shall be the sole person entitled to make, or make changes to, such records.

2.2	Deposit of Digital Currency

Upon Instructions from a Warehouse Participant, Warehouse shall accept External Transfers of Digital Currency from or on behalf of the Warehouse Participant for credit to its Digital Currency Account(s) in connection with the trading of Digital Currency Contracts.

2.3	Verification of Digital Currency Balance

On the last trading day of a Digital Currency Contract pursuant to automatic procedures agreed by the Parties, and at any time promptly upon the request of IFUS or ICUS, Warehouse shall verify to such Parties the balance of Digital Currency in a Digital Currency Account for purposes of determining whether the applicable Warehouse Participant (or its Clearing Member) has sufficient Digital Currency on deposit to settle a short position in such Digital Currency Contract in accordance with the IFUS Rules and ICUS Rules.

2.4	Transfers; Role of ICUS.

Warehouse shall make Transfers to or from a Warehouse Participant’s Account upon Instructions of ICUS, without further action or consent of the Warehouse Participant or any other person.

2.5	Internal Transfer for Settlement of Digital Currency Futures

Solely upon Instructions of ICUS and without consent of any Warehouse Participant or any other person, Warehouse shall make Internal Transfers of Digital Currency between Digital Currency Accounts designated by Clearing Members under IFUS Rules to settle Digital

1-6

Currency delivery obligations under Digital Currency Contracts. Warehouse shall notify IFUS and ICUS of the completion of all such Internal Transfers (or of any failures thereof). The Warehouse Terms shall provide that any such Internal Transfer will be final as between the parties thereto at the time the Warehouse posts such debits and credits to the transferor’s and transferee’s Digital Currency Accounts.

2.6	Withdrawal of Digital Currency

Upon appropriate Instructions from or on behalf of a Warehouse Participant in accordance with applicable Security Procedures, Warehouse will make an External Transfer of Digital Currency from such Warehouse Participant’s Digital Currency Account.

2.7	No Other Transfers or Uses of Accounts

Warehouse shall not effect or permit Transfers of Digital Currency to or from Digital Currency Accounts other than as set forth in this Agreement. Warehouse shall not maintain accounts for the holding of Digital Currency for other persons or for purposes other than in connection with Digital Currency Contracts. Warehouse shall not extend credit, make any advance of Digital Currency or allow any overdraft of Digital Currency to or for any person.

2.8	Warehouse Terms

Warehouse shall procure that each Warehouse Participant shall agree to or otherwise be bound by the applicable Warehouse Terms in effect from time to time. Warehouse shall not adopt any Warehouse Terms without consent of the other Parties. Warehouse shall not amend any Warehouse Terms of which IFUS or ICUS is a third party beneficiary without the prior written consent of IFUS and/or ICUS, as applicable.

2.9	No Delegation

Warehouse shall not delegate any of its duties or functions with respect to the Warehouse Services or its other obligations hereunder to any other person without the prior written consent of the other Parties.

2.10	Performance Standards

Warehouse shall provide the Warehouse Services in accordance with the Availability Performance Standards in Schedule 2, and such other service level arrangements as may be agreed by the Parties from time to time.

2.11	Establishment of ICUS Default Resource Contribution

On or prior to the Effective Date, Warehouse shall provide (or cause to be provided) to ICUS a cash contribution equal to US$35 million (the “Warehouse ICUS Contribution”), which ICUS shall apply and maintain during the Term as the initial DC ICUS Contribution. Warehouse shall not be obligated to make any additional contribution in the event the DC ICUS Contribution is used or applied in accordance with the ICUS Rules, except as may be separately agreed by the Parties. The Warehouse ICUS Contribution shall not confer on Warehouse any equity, ownership or other interest in ICUS or other rights with respect to ICUS except as provided in this Clause 2.11 of Schedule 1C.

Upon termination of this Agreement and completion of the exit management steps set forth in Schedule 7, ICUS shall pay to Warehouse an amount equal to the Warehouse ICUS Contribution, less any amount thereof that has been previously used or applied from the DC ICUS Contribution in accordance with the ICUS Rules. ICUS shall not be obligated to pay to Warehouse any interest or other return on or with respect to its Warehouse ICUS Contribution.

1-7

2.12	Forks and Similar Events

Warehouse shall notify IFUS and ICUS upon becoming aware of any changes or other actions with respect to the underlying operating rules, protocols and standards for Digital Currency credited to Digital Currency Accounts (“Protocol Changes”), whether or not announced in advance, including a so-called hard fork, user activated soft fork, or other process that results in a division or split of Digital Currency into multiple, non-fungible assets, a swap, conversion or exchange of Digital Currency into or for another asset, a restriction on transfer of Digital Currency (including a so-called lock-up or freeze), or a so-called airdrop or other distribution of any asset to existing holders of Digital Currency, and Warehouse shall notify IFUS and ICUS in advance of any action proposed to be taken by Warehouse with respect to such Protocol Changes under the Warehouse Terms.

3	Security Procedures

Warehouse shall maintain its holdings of Digital Currency credited to Digital Currency Accounts (and related security keys) and make Transfers of Digital Currency solely in accordance with its security procedures and protocols as in effect from time to time (“Security Procedures”). All Security Procedures (and proposed changes therein) shall be subject to review and approval by IFUS and ICUS.

4	Supervision, Inspection and Regulatory Cooperation

(a) The operation of the Warehouse Account System, and the provision of the Warehouse Services, shall be subject to the supervision of IFUS, subject to the terms of this Agreement. Warehouse shall take such actions as may be reasonably requested by IFUS or ICUS in response to any request, inquiry, requirement or direction of the CFTC or any other Regulatory Authority with jurisdiction over IFUS or ICUS.

(b) Warehouse shall permit IFUS, and its directors, officers, representatives, auditors and professional advisors, upon reasonable notice and request, to have access to any site used or occupied by Warehouse in connection with the provision of the Warehouse Services and the facilities therein (including access to any records, files and computer systems), to have access to such directors, officers, employees and representatives of Warehouse as are reasonably requested in connection with the Warehouse Services, and to inspect and/or take copies of all accounts and records of Warehouse in connection with the Warehouse Services.

(c) Upon the request of IFUS, Warehouse shall (i) make itself available for meetings concerning the Warehouse Services with representatives of any Governmental Authority as requested by such Governmental Authority, (ii) provide representatives of any such Governmental Authority with access to its records, (iii) reduce information in its possession relating to the Warehouse Services held on computer into readily legible documentation as may be requested by any Governmental Authority, (iv) give any inspection team of any Governmental Authority access to any site used or occupied by Warehouse in connection with the provision of the Warehouse Services and facilities therein (including access to any records, files or computer systems) as the inspection team may reasonably require, (v) permit the representatives of any Governmental Authority to copy records of the Warehouse relating to the Warehouse Services, and (vi) respond cooperatively in respect of questions reasonably put to it by any Governmental Authority or its representatives.

5.	Obligations of Warehouse Under IFUS Rules

Warehouse shall comply with the following obligations, in furtherance of the requirements applicable to Warehouse under the IFUS Rules:

1-8

(a) Warehouse shall provide annual audited financial statements to IFUS within 60 days of Warehouse’s fiscal year-end.

(b) Warehouse shall engage an independent certified public accountant to conduct a review and issue a SOC 1 Type II report, by a date to be agreed between IFUS and Warehouse. Warehouse shall provide a copy of the SOC 1 Type II report to the Exchange within 30 days of the completion of the report and remediate issues discovered by the review in a manner acceptable to IFUS.

(c) Warehouse shall maintain in effect business continuity, disaster recovery and security incident response plans. Warehouse shall test such plans on an annual basis. Warehouse shall provide the results of the testing performed to IFUS within 30 days of completion of the testing and remediate issues discovered by the testing in a manner acceptable to IFUS.

(d) Warehouse shall conduct internal and external penetration testing, with a scope and manner to be agreed between IFUS and Warehouse, on at least an annual basis. Warehouse shall provide the results of the testing to the Exchange within 30 days of the completion of the testing and remediate issues discovered by the testing in a manner acceptable to IFUS.

(e) Warehouse shall limit the maximum size of any individual warm wallet used for holding digital currency deposited by Warehouse Participants to $10 million, except as otherwise agreed among the Parties.

(f) Warehouse shall be contractually obligated to reimburse Warehouse Participants for losses of digital currency held in accounts of Warehouse Participants at Warehouse resulting solely from theft or Warehouse’s negligence, provided that such losses across all Warehouse Participants do not exceed $10 million per incident or $25 million in the aggregate for all such incidents in any calendar year. Such losses may be covered through insurance or Warehouse’s capital.

(g) Warehouse shall maintain a record of each deposit, transfer or withdrawal of Digital Currency to and from Digital Currency Accounts in connection with Digital Currency Contracts. Such records must be readily available for inspection by IFUS upon request, and must be maintained in electronic form acceptable to IFUS for a period of not less than 5 years from the date of the relevant transaction.

6	Definitions

As used in this Schedule, the following terms shall have the indicated meanings:

“External Transfer” shall mean a transfer of an amount of Digital Currency using an External Network either (i) from a person or account outside of the Warehouse Account System to Warehouse for credit to a Digital Currency Account or (ii) from Warehouse by debit from a Digital Currency Account of a Warehouse Participant to an account or person outside of the Warehouse Account System.

“External Network” shall mean, with respect to a Digital Currency, the blockchain, distributed ledger or other network, whether public, permissioned or private (or any combination thereof), operated or used by one or more persons other than Warehouse for registering or recording holding or ownership of such Digital Currency and effecting or recording transfers of such Digital Currency between persons.

“Instructions” shall mean written or electronic communications actually received by Warehouse from an authorized person of a Warehouse Participant, IFUS or ICUS, as

1-9

applicable, effected by means of an electronic medium or system or method specified or approved by Warehouse as available for use in connection with the Warehouse Services.

“Internal Transfer” shall mean a transfer of Digital Currency within the Warehouse Account System from a Digital Currency Account of one Warehouse Participant to a Digital Currency Account of another Warehouse Participant by book-entry on the books and records of Warehouse, and without using an External Network.

“Transfer” shall mean an Internal Transfer or External Transfer, as applicable, of Digital Currency.

1-10

Schedule 2

Part I

Availability Performance Standards for Warehouse Services

1.	Hours of Operations	The “Quarterly Service Period” means all Business Days in a calendar quarter with each such Business Day beginning at 01.00 hours and ending at 23.00 hours local New York time.

2.	Availability	Each of the Warehouse Services set out in Schedule 1C shall be performed on the basis of a minimum of 99.5% availability during each Quarterly Service Period (the “Availability Requirements”).

“Unavailability” means any period during which IFUS or ICUS is unable to access a Warehouse Service, other than where such inability results from the following:

(i) a widespread loss of internet or WAN connectivity or availability, or unexplained loss of connection;

(ii) a failure of the network, firewall or servers of another Party or a user of the Warehouse Account System;

(iii) any computer hardware or software (including conflicts with such hardware or software) used by a Party or a user of the Warehouse Account System;

(iv) third party API developers’ hardware, software or routing issues;

(v) any period in which IFUS or ICUS itself is not providing (or is not able to provide) its respective Services hereunder; or

(vi) otherwise from the action of a user of the Warehouse Account System.

Scheduled maintenance downtime outside of IFUS and ICUS business hours shall not be treated as Unavailability, provided that IFUS and ICUS have been provided at least two (2) Business Days’ advance notice thereof.

3.	Exclusions	An “Excluded Period” means any period of Unavailability (measured in minutes) caused by a Force Majeure Event affecting Warehouse.

4.	Availability Measurement	Availability shall be expressed as a percentage and measured as: Total Available Service Minutes (defined as Total Service Minutes less any minutes of Unavailability)

x 100
(Total Service Minutes – Excluded Period)

5.	Escalation Procedures	If the Service fails to meet the Availability Requirements, the Parties shall adhere to the following escalation procedures:

2-1

(i) follow the Incident Management Procedures;

(ii)  (subject to the Incident Management Procedures) convene a meeting of Warehouse operations management to review incident(s), including cause(s) and resolution, and to identify and implement any additional action(s) that may be necessary;

(iii) inform IFUS, ICUS, and the Board of Managers of the Warehouse of the breach and associated cause(s), effect(s) and resolution;

(iv) if unresolved (or if considered unresolved in the opinion of IFUS and ICUS), convene a telephone meeting of the Contract Managers to discuss the plan and timing for resolution as well as temporary actions that may mitigate the problem; and

(v) if the Availability Requirements are breached for any quarter, IFUS or ICUS may escalate the issue to its Board of Directors board for guidance upon notifying Warehouse of its intent to do so.

2-2

Schedule 2

Part II

Incident Management Procedures

The Parties will follow Intercontinental Exchange, Inc.’s incident management policy and procedures as in effect from time to time.

2-3

Schedule 3

Business Continuity Arrangements

1	Implementing Arrangements

1.1	Maintenance of continuity arrangements

Each Party shall ensure that it has in place at all times appropriate business continuity arrangements, having regard to the nature of the Services and its regulatory status and ICE Group business continuity policies.

1.2	Continuity facilities

Business continuity arrangements shall include the provision of off-site continuity facilities at (a) separate location(s) from its main facilities so as to allow it to continue to provide the Services, subject only, in the circumstances giving rise to their use, to minor and reasonable interruptions.

2	Maintenance

2.1	Each Party shall maintain its Business Continuity Arrangements in accordance with Good Industry Practice.

2.2

Each Party shall advise the others of the ongoing development of its Business Continuity Arrangements and shall have regard to the reasonable requests of the others in making amendments to such arrangements.

3	Continuation after disruption

Without prejudice to the terms of paragraph 1 above, each Party shall ensure that the Business Continuity Arrangements will enable it to continue providing all of its Services within 2 hours after the provision of any of them is disrupted by any event which for any reason wholly or partially interferes in a material way with its ability to provide the Services.

4	Testing

Each Party shall perform a test of its Business Continuity Arrangements as they affect the provision of its Services at least 2 times per year to ensure their effectiveness. As soon as practicable after carrying out every such test, it shall notify the results of the test to the other Parties.

3-1

Schedule 4

Revenue Allocation

1.	Fees and Charges.

Each of IFUS, ICUS and the Warehouse may establish from time to time its respective trading, clearing, delivery, warehouse and other fees and charges in connection with Digital Currency Contracts. The Parties will consult with each other as to such fees and charges, and IFUS and ICUS agree not to implement or change any such fees or charges without the prior written consent of Warehouse (which shall not be unreasonably withheld or delayed).

2.	Trading/Clearing Revenue Allocation.

(a) In connection with the formation of Warehouse, certain affiliates of IFUS and ICUS have agreed to cause certain assets to be contributed to Warehouse and cause certain services to be provided to Warehouse by IFUS, ICUS and other affiliates of IFUS and ICUS. In furtherance of the foregoing contributions and the arrangements entered into among IFUS, ICUS and such affiliates, the Parties agree that all revenues of IFUS and ICUS with respect to the trading and clearing, respectively, of Digital Currency Contracts, after deduction of any applicable rebates, fees owed to market-makers or liquidity providers, or similar incentives with respect to IFUS’s and ICUS’s respective fees and charges in connection with such contracts (collectively, “Digital Currency Trading/Clearing Revenue”) shall be for the account of the Warehouse. Each of IFUS and ICUS shall provide reasonable documentation to Warehouse of the amount of such Digital Currency Trading/Clearing Revenue. For the avoidance of doubt, Digital Currency Trading/Clearing Revenue shall not include any revenues from fees for transaction data or other market data or application programming interface or similar connectivity fees (whether or not relating to Digital Currency Contracts) received by IFUS or ICUS or any of their affiliates.

(b) Within 45 days of the end of the calendar quarter (or such other date as the Parties may agree), each of IFUS and ICUS shall pay to Warehouse its Digital Currency Trading/Clearing Revenue, if positive, for the preceding calendar quarter. In the event the Digital Currency Trading/Clearing Revenue of IFUS or ICUS for the preceding calendar quarter is negative (as a result of deduction of rebates, fees and incentives as described in paragraph (a) above), Warehouse shall pay the shortfall to IFUS or ICUS, as the case may be, by such date. For the avoidance of doubt, neither IFUS nor ICUS shall be responsible for paying the Digital Currency Trading/Clearing Revenue of the other.

3.	Market Data Revenue Allocation.

(a) The Parties agree that (1) revenue from fees for transaction data and other market data relating solely to Digital Currency Contracts that is made available by IFUS or any of its affiliates to subscribers on a stand-alone basis (“Stand-Alone Digital Currency Data Revenue”) and (2) revenue from fees for transaction data and other market data in connection with data feeds or offerings that make available data relating to both Digital Currency Contracts and other IFUS products (“Combined Feeds”), solely to the extent such revenue from Combined Feeds is demonstrably attributable to Warehouse (“Warehouse Combined Data Revenue”), shall be for the account of Warehouse. Revenue from Combined Feeds that is not Warehouse Combined Data Revenue shall be for the account of IFUS. IFUS shall provide reasonable documentation to Warehouse of the amount of Stand-Alone Digital Currency Data Revenue and Warehouse Combined Data Revenue for each calendar quarter.

4-1

(b) Within 45 days of the end of the calendar quarter (or such other date as the Parties may agree), IFUS shall pay (or cause to be paid) to Warehouse the Stand-Alone Digital Currency Data Revenue and Warehouse Combined Data Revenue, if any, for the preceding calendar quarter.

4-2

Schedule 5

Change Control

1	Discussion of Changes

Within five Business Days after a Party (the “Proposing Party”) notifies the other Parties (the “Receiving Parties”) of a proposal for a Change, IFUS, ICUS and Warehouse shall discuss the relevant Change to agree whether they can proceed further with the proposed Change or wish to abandon the proposed Change.

2	Progression of Changes

If the Parties agree to proceed further with a Change following discussions under paragraph 1 above, then the Proposing Party will prepare and submit to the Receiving Parties a document (a “Change Control Notification”) which reflects substantially all relevant details of the Change and describes the matters that require to be agreed formally by the Parties in respect of that Change.

3	Contents of the Change Control Notification

Each Change Control Notification shall take the form as agreed from time to time between the Parties and shall contain:

(i)	a serial number;

(ii)	the originator and date of the request for the relevant Change;

(iii)	the reason for the relevant Change;

(iv)	full details of the relevant Change;

(v)	details of any variations to this Agreement to be made as a result of the relevant Change;

(vi)	a proposed timetable for implementing the relevant Change;

(vii)	the date of expiry of validity of the Change Control Notification as agreed between the Parties; and

(viii)	provision for signature by IFUS, ICUS and Warehouse for acceptance or rejection of the Change Control Notification.

4	Consideration of Change Control Notification

In respect of each Change Control Notification, the Receiving Parties will, within the period of its validity, evaluate the Change Control Notification and, as appropriate:

(i)	approve the Change; or

(ii)	reject the Change; or

(iii)	endeavor to reach agreement with the other Parties on any changes needed to the Change Control Notification to make the Change acceptable to the Parties.

5	Notification

5-1

5.1

If the Receiving Parties accept the Change Control Notification (either as submitted by the Proposing Party or as amended by agreement between the Parties) then IFUS, ICUS and Warehouse will sign as agreed, as soon as possible thereafter, three copies of the Change Control Notification, with each Party retaining one signed copy. Upon the Change Control Notification being signed by all Parties, this Agreement shall, as appropriate, be taken to have been amended in accordance with the Change Control Notification.

5.2	Unless and until the Parties have agreed the contents of a Change Control Notification, the Parties must continue to perform their respective obligations under this Agreement without that variation.

5-2

Schedule 6

Relationship Management

1	Contract Managers

1.1

The principal point of contact between the Parties in relation to issues arising out of the performance of the Services will be their respective Contract Managers. Any Party acting reasonably may change the identity of its Contract Manager at any time by prior written notice to the others. In addition, any Party may designate one or more alternate Contract Managers (“Alternates”) to perform such function if a designated Contract Manager shall be unavailable.

1.2

Meetings between the Contract Managers will take place regularly but at least once per calendar quarter. Such meetings will have the purpose of discussing day-to-day operational issues arising out of the provision of the Services and any issues which may require escalation to the next Liaison Committee meeting.

1.3

In the event that any Contract Manager considers that an issue requires to be escalated to the Liaison Committee, the Contract Manager (or Contract Managers acting together) shall prepare a report describing the issue for submission to Liaison Committee.

1.4

Notices to be provided under this Agreement to a Contract Manager for a Party shall be copied to the President of such Party (or, in the case of the Warehouse, to the Chief Executive Officer) and any Alternates for such Party.

2	Liaison Committee

2.1

The objective of Liaison Committee is to act as an escalation point for the Contract Managers and to ensure that strategic and operational issues are being raised and addressed as among the Parties. Novel strategic issues affecting the Services must be presented to the Liaison Committee by any Party or its Contract Manager as soon as reasonably practicable upon the Party becoming aware of the issue, in order to ensure appropriate prioritization and assist decision making.

2.2	The membership of the Liaison Committee shall at a minimum be as follows:

For IFUS: President (or the President’s designee) IFUS Contract Manager	For ICUS: President (or the President’s designee) ICUS Contract Manager

For Warehouse Chief Executive Officer (or the Chief Executive Officer’s designee) Warehouse Contract Manager

2.3	Meetings of the Liaison Committee shall be held at least quarterly. Additional meetings may be called upon reasonable notice given by any Party.

2.4	The Contract Managers shall agree the time, location, agenda, procedures and method of recording minutes and outcomes from each meeting.

2.5	Each party will take all reasonable steps to ensure that its appropriate representatives or suitable alternates attend all meetings of the Liaison Committee.

6-1

2.6	Proceedings of the Liaison Committee shall not result in any amendment to this Agreement unless and until such amendment takes effect pursuant to Clause 15.5.

6-2

Schedule 7

Exit Management

The Parties shall prepare an exit management plan to facilitate the provision of replacement Services upon termination of this Agreement. The plan shall address the following:

(i) commencement of trading and clearing in Digital Currency Contracts by another designated contract market and derivatives clearing organization operated by a subsidiary of Bakkt Holdings, LLC (“New Trading/Clearing Providers”), including transfer of open interest in Digital Currency Contracts from IFUS and ICUS to New Trading/Clearing Providers;

(ii) those contracts and agreements, if any, of IFUS and ICUS with third-party service providers in connection with the trading and clearing of Digital Currency Contracts that are to be transferred to New Trading/Clearing Providers;

(iii) that tangible equipment (if any) of IFUS or ICUS used exclusively in the provision of the Services that is to be transferred to New Trading/Clearing Providers;

(iii) those data, information, reports, messages, files and the like (in whatever format) that have been created or collected by IFUS or ICUS in connection with the trading and clearing of the Digital Currency Contracts that is to be transferred or made available to New Trading/Clearing Providers;

(iv) the date and time of the transition of trading and clearing to New Trading/Clearing Providers;

(v) separation of open interest in Digital Currency Contracts to be transferred as described in (i) above from open interest in any new contracts relating to digital currency that may be listed by IFUS and ICUS for trading and clearing following termination of this Agreement, during the transition period; and

(vi) other measures necessary to ensure an orderly migration of trading and clearing in Digital Currency Contracts to New Trading/Clearing Providers.

7-1

Schedule 8

Information Technology and Data Protection

The following provisions are without prejudice to and shall not limit any applicable requirements under Schedule 1 or Schedule 2.

1	Foreign Currency

Each Party will, to the extent to which it stores or processes monetary amounts or currency-related data, conduct any relevant currency conversions in accordance with Applicable Laws.

2	IT Security Requirements

2.1

Each Party shall be responsible for its own information technology security. Each Party shall maintain an appropriate information technology security policy approved by its Board of which all staff shall be made aware.

2.2	Each Party will review its own access levels (including super user, system administrator and similar rights) in relation to information technology security on a regular basis.

2.3	Amendments to physical access rights to a Party’s information technology locations will be consistent with the information technology policy and Applicable Law.

3	Technology Refresh

Each Party shall, and shall procure that its sub-contractors shall, keep the resources (including the hardware and software) used in providing its respective Services at a technological level that is comparable with the level of technological advancement generally being used by it in relation to any other exchanges or markets, or other customers, for which it provides services.

4	Maintenance of Systems

Each Party shall procure that its relevant systems used in providing the Services, including in the case of the Warehouse the Warehouse Account System, continue to be supported for the Term, unless otherwise agreed in writing with the other Parties.

5	Loss of Data

5.1

In the event that, through any breach of this Agreement by a Party, data transmitted or processed in connection with the Services is either lost or sufficiently degraded to be unusable, such Party shall be liable for the cost of reconstitution of that data and/or the costs and expenses incurred by the other Parties in recreating any such data (which, for the avoidance of doubt, may not be re-charged to other Parties or subject to any payment under the indemnity under this Agreement). Payment of such costs by such Party in accordance with this paragraph 5.1 shall not prejudice or affect any other right of action or remedy which shall have accrued or shall thereafter accrue to the Parties.

5.2

To the extent that data transmitted or processed in connection with the Services is either destroyed or degraded such that it is rendered unusable solely by a breach of this Agreement by a Party (the “Corrupted Data”), such Party shall be liable for any reasonable additional costs properly incurred by the other Parties in reconstructing that Corrupted Data at the request of the other Parties.

8-1

5.3

The Parties shall use their reasonable endeavors in accordance with Good Industry Practice to prevent the introduction of any Virus to the IT System of any other Party which shall include without limitation utilizing commercially available anti-Virus detection applications. In this paragraph, “Virus” means anything or device incorporated in or attached to any software or data which may impair or otherwise adversely affect the operation of any computer, prevent or hinder access to any program or data, impair the operation of any program or the reliability of any data (whether by rearranging the same within the computer or any storage medium or device or by altering or erasing the program or data in whole or in part, or otherwise), including computer viruses and other similar things.

6	Data Protection

In connection with the subject matter of this Agreement, the Parties shall comply with all Applicable Laws relating to data protection and any notifications or registrations made by the Parties under such Applicable Laws.

8-2

September 11, 2019

Mr. Adam White, Chief Executive Officer

Bakkt Trust Company LLC

55 East 52nd Street

New York, N.Y. 10055

Mr. Adam White, Chief Operating Officer

Bakkt Holdings, LLC

5660 New Northside Dr.

Atlanta, GA 30328

Trabue Bland, President

ICE Futures U.S., Inc.

55 East 52nd Street

New York, N.Y. 10055

Dear Mr. White & Mr. Bland:

This letter agreement, made as of September 11, 2019 (“Agreement”), supplements the Digital Currency Trading, Clearing and Warehouse Services Agreement between ICE Futures U.S., Inc. (“IFUS”), ICE Clear US, Inc. (“ICUS”) and Bakkt Trust Company LLC (“Warehouse”), dated August 29, 2019 (“Warehouse Services Agreement”).1

Notwithstanding anything to the contrary in the Warehouse Services Agreement and, in particular, Clause 2.11 of Schedule 1C thereto, the parties agree that:

1.     The Warehouse ICUS Contribution shall be accompanied by an additional cash amount equal to 1% of the amount thereof stated in the Warehouse Services Agreement. That additional amount shall not constitute part of the DC ICUS Contribution. It shall, however, be deemed to be part of the Warehouse ICUS Contribution for the purposes of this Agreement and the second paragraph of Clause 2.11 of Schedule 1C of the Warehouse Services Agreement.

2.     The Warehouse ICUS Contribution will be held in a bank approved for the purpose by ICUS. ICUS shall have the sole right to withdraw cash from such account or accounts. ICUS may invest the Warehouse ICUS Contribution in securities which are Government Securities and other securities, and sell or dispose of any such investments, in accordance with ICUS’s investment policies and applicable law, and may engage in repurchase transactions with any cash or securities on deposit. Any interest, capital gain or other income earned on cash and/or any such investments in securities (collectively, “Return””) shall be credited to Warehouse (minus a fee and any costs or expenses incurred by ICUS to generate such Return (collectively, “Fee”)). The Fee shall be commensurate with, and determined on the same basis as, the analogous fee applied to the return credited to IFUS for its Listing Exchange Contribution.

[1]	Capitalized terms used but not defined herein will have the meanings set forth in the ICUS Rules and the Warehouse Services Agreement.

3.         If the Warehouse ICUS Contribution or any part thereof is lost as a result of the insolvency of any bank or other depository, embezzlement, defalcation or any reason other than use in accordance with ICUS Rule 302, such loss may, in the discretion of the Board of Directors of ICUS (“Board”), be restored by application of the following sources of funds in the order listed (each such source to be fully utilized before the next following source is applied):

(i) such portion, if any, of the surplus of ICUS as the Board determines to be available for such purpose; and

(ii) an assessment levied by ICUS upon Warehouse, which assessment shall be paid to ICUS at such time and in such manner as the Board may specify.

4.         In the event that the Warehouse ICUS Contribution or any part thereof shall have been applied in accordance with ICUS Rule 302, or lost as described in Clause 3 of this Agreement, and ICUS shall thereafter recover any amount so lost from any Person liable therefor, an amount of such recovery (after deducting any expenses, including without limitation legal fees and expenses incurred in connection therewith), equal to but not greater than any assessment levied pursuant to Clause 3(ii) of this Agreement, shall be paid to Warehouse.

5.         Notwithstanding anything to the contrary herein (but subject to Clause 3 of this Agreement), ICUS shall not be liable if the Warehouse ICUS Contribution or any part thereof is lost or decreases in value as a result of: (A) the insolvency or failure of any bank or other depository or third party settlement system; (B) embezzlement, defalcation or theft by any person (other than ICUS or its Directors, officers, employees or representatives); or (C) any other reason other than use pursuant to the ICUS Rules. Nothing in this Clause 5 will limit any liability of ICUS for its own gross negligence or willful misconduct.

6.         In the event of any application of the Warehouse ICUS Contribution pursuant to ICUS Rule 302, Bakkt Holdings, LLC shall restore the Warehouse ICUS Contribution to the required level on ICUS’s demand (a “Warehouse Replenishment”); provided that (i) a Warehouse Replenishment required as a result of the application of the Warehouse ICUS Contribution with respect to a particular Monetary Default shall not be applied to further losses from that Monetary Default; (ii) during a Warehouse Cooling-off Period, Bakkt Holdings, LLC shall not be required to provide Warehouse Replenishments in the aggregate in excess of 550% of the Warehouse ICUS Contribution, regardless of how many Monetary Defaults occur during that Warehouse Cooling-off Period; and (iii) Bakkt Holdings, LLC shall not be required to restore the Warehouse ICUS Contribution following the return of the Warehouse ICUS Contribution in accordance with the Warehouse Services Agreement.

As used in this Clause 6:

“Warehouse Cooling-off Period” means the period commencing on the date of a Warehouse Cooling-off Period Trigger Event and terminating 30 Business Days thereafter; provided that a Warehouse Cooling-off Period shall be automatically extended if a subsequent Warehouse Cooling-off Period Trigger Event occurs 30 or fewer Business Days after the previous Warehouse Cooling-off Period Trigger Event, in which case the Warehouse Cooling-off Period will be extended until the date falling 30 Business Days after such subsequent Warehouse Cooling-off Period Trigger Event.

“Warehouse Cooling-off Period Trigger Event” means (i) any full utilization of the Warehouse ICUS Contribution pursuant to ICUS Rule 302 arising from a Monetary Default or Monetary Defaults; or (ii) the occurrence of circumstances in which there have been two or more utilizations of the Warehouse ICUS Contribution pursuant to ICUS Rule 302 as a result of Monetary Defaults within a period of 30 or fewer Business Days, in which the total amount applied is at least equal to the Warehouse ICUS Contribution.

7.         Expect as expressly modified hereby, the Warehouse Services Agreement shall remain in full force and effect in accordance with its terms, and is all respects ratified and confirmed by the parties hereto. For the avoidance of doubt, Bakkt Holdings, LLC is not a party to the Warehouse Services Agreement except, solely for the purposes of, and to the extent set forth in, this Agreement.

By signing below, you acknowledge and agree to the terms of this Agreement

Sincerely,

/s/ Hester Serafini

Hester Serafini

President and COO, ICE Clear US, Inc.

ACKNOWLEDGED AND AGREED

/s/ Adam White
Adam White
CEO, Bakkt Trust Company LLC
DATE:	9/10/19

ACKNOWLEDGED AND AGREED

/s/ Adam White
Adam White
CEO, Bakkt Trust Company LLC
DATE:	9/10/19

ACKNOWLEDGED AND AGREED

/s/ Trabue Bland
Trabue Bland
President, ICE Futures U.S., Inc.
DATE:	9/11/19

AMENDMENT NO. 1 TO

DIGITAL CURRENCY TRADING, CLEARING AND WAREHOUSE SERVICES AGREEMENT

This agreement (hereafter referred to as “Amendment No.1”), dated December 5, 2019, is entered into by and among ICE Futures U.S., Inc., a Delaware corporation, ICE Clear U.S., Inc., a New York corporation, and Bakkt Trust Company LLC, a New York limited purpose limited liability trust company.

WHEREAS, the Parties entered into that certain Digital Currency Trading, Clearing and Warehouse Services Agreement dated August 29, 2019 to provide trading, clearing and warehouse services with respect to Digital Currency Contracts (such agreement being referred to hereafter as the “Triparty Services Agreement”); and

WHEREAS, the Parties desire to amend the Triparty Services Agreement to authorize the Warehouse to conduct certain business development and marketing activities with respect to Digital Currency Contracts and to use Transaction Data for such purpose in accordance with the confidentiality provisions of the Triparty Services Agreement and applicable restrictions of the IFUS Rules;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment No.1, the Parties hereby agree as follows:

1. Amendment of Triparty Services Agreement. The Parties agree that Schedule 1C of the Triparty Services Agreement shall be deleted and replaced in its entirety with Schedule 1C attached hereto, which has been updated to add a new Section 2.13 and conform Section 5(a) to the IFUS Rules.

2. Definitions. Any capitalized term(s) or phrases used but not defined herein shall have the meaning ascribed to such term(s) in the Triparty Services Agreement.

3. Representations and Warranties. Each Party to this Amendment No. 1 represents and warrants to each other Party that:

(a) it has the power to execute and deliver this Amendment No. 1 and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance;

(b) the individual executing and delivering this Amendment No. 1 is duly empowered and authorized to do so and has duly executed and delivered this Amendment;

(c) such execution, delivery and performance do not violate or conflict with law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

4. Counterparts. This Amendment No. 1 may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

5. Interpretation. Except as otherwise set forth herein, the Triparty Services Agreement shall remain in full force and effect. In the event of a conflict between this Amendment No. 1 and the Triparty Services Agreement, this Amendment No. 1 shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to the Triparty Services Agreement as of the date first set forth above.

ICE FUTURES U.S., INC.

By:	/s/ Trabue Bland

Trabue Bland

President

ICE CLEAR U.S., INC.

By:	/s/ Hester Serafini

Hester Serafini

President and COO

BAKKT TRUST COMPANY LLC

By:	/s/ Adam White

Adam White

CEO

Schedule 1C

Warehouse Services

1	General

The Warehouse Services shall be warehouse, settlement and ancillary services relating to the Digital Currencies underlying Digital Currency Contracts as set out in the Warehouse Terms and this Agreement.

2.	Warehouse Services

2.1	Establishment of Warehouse Account System and Digital Currency Accounts

Warehouse shall establish and administer, on behalf of ICUS, a system of accounts (the “Warehouse Account System”, and each such account, a “Digital Currency Account”) on its books and records for the deposit of Digital Currency by Warehouse Participants in connection with Digital Currency Contracts and for the transfer of such Digital Currency among such accounts without use of an External Network. Warehouse shall upon request maintain one or more Digital Currency Accounts for each Warehouse Participant. The Warehouse Account System, and each Digital Currency Account, shall be used solely in connection with Digital Currency Contracts.

Warehouse will maintain the Warehouse Account System as establishing a single authoritative record from time to time of the Warehouse Participants on whose behalf Digital Currency is held through the Warehouse Account System (and the respective positions of such persons), including records identifying all Internal Transfers among the accounts of such persons and all External Transfers to or from the accounts of such persons. Warehouse shall be the sole person entitled to make, or make changes to, such records.

2.2	Deposit of Digital Currency

Upon Instructions from a Warehouse Participant, Warehouse shall accept External Transfers of Digital Currency from or on behalf of the Warehouse Participant for credit to its Digital Currency Account(s) in connection with the trading of Digital Currency Contracts.

2.3	Verification of Digital Currency Balance

On the last trading day of a Digital Currency Contract pursuant to automatic procedures agreed by the Parties, and at any time promptly upon the request of IFUS or ICUS, Warehouse shall verify to such Parties the balance of Digital Currency in a Digital Currency Account for purposes of determining whether the applicable Warehouse Participant (or its Clearing Member) has sufficient Digital Currency on deposit to settle a short position in such Digital Currency Contract in accordance with the IFUS Rules and ICUS Rules.

2.4	Transfers; Role of ICUS.

Warehouse shall make Transfers to or from a Warehouse Participant’s Account upon Instructions of ICUS, without further action or consent of the Warehouse Participant or any other person.

2.5	Internal Transfer for Settlement of Digital Currency Futures

Solely upon Instructions of ICUS and without consent of any Warehouse Participant or any other person, Warehouse shall make Internal Transfers of Digital Currency between Digital Currency Accounts designated by Clearing Members under IFUS Rules to settle Digital Currency delivery obligations under Digital Currency Contracts. Warehouse shall notify IFUS and ICUS of the completion of all such Internal Transfers (or of any failures thereof). The Warehouse Terms shall provide that any such Internal Transfer will be final as between the parties thereto at the time the Warehouse posts such debits and credits to the transferor’s and transferee’s Digital Currency Accounts.

2.6	Withdrawal of Digital Currency

Upon appropriate Instructions from or on behalf of a Warehouse Participant in accordance with applicable Security Procedures, Warehouse will make an External Transfer of Digital Currency from such Warehouse Participant’s Digital Currency Account.

2.7	No Other Transfers or Uses of Accounts

Warehouse shall not effect or permit Transfers of Digital Currency to or from Digital Currency Accounts other than as set forth in this Agreement. Warehouse shall not maintain accounts for the holding of Digital Currency for other persons or for purposes other than in connection with Digital Currency Contracts. Warehouse shall not extend credit, make any advance of Digital Currency or allow any overdraft of Digital Currency to or for any person.

2.8	Warehouse Terms

Warehouse shall procure that each Warehouse Participant shall agree to or otherwise be bound by the applicable Warehouse Terms in effect from time to time. Warehouse shall not adopt any Warehouse Terms without consent of the other Parties. Warehouse shall not amend any Warehouse Terms of which IFUS or ICUS is a third party beneficiary without the prior written consent of IFUS and/or ICUS, as applicable.

2.9	No Delegation

Warehouse shall not delegate any of its duties or functions with respect to the Warehouse Services or its other obligations hereunder to any other person without the prior written consent of the other Parties.

2.10	Performance Standards

Warehouse shall provide the Warehouse Services in accordance with the Availability Performance Standards in Schedule 2, and such other service level arrangements as may be agreed by the Parties from time to time.

2.11	Establishment of ICUS Default Resource Contribution

On or prior to the Effective Date, Warehouse shall provide (or cause to be provided) to ICUS a cash contribution equal to US$35 million (the “Warehouse ICUS Contribution”), which ICUS shall apply and maintain during the Term as the initial DC ICUS Contribution. Warehouse shall not be obligated to make any additional contribution in the event the DC ICUS Contribution is used or applied in accordance with the ICUS Rules, except as may be separately agreed by the Parties. The Warehouse ICUS Contribution shall not confer on Warehouse any equity, ownership or other interest in ICUS or other rights with respect to ICUS except as provided in this Clause 2.11 of Schedule 1C.

Upon termination of this Agreement and completion of the exit management steps set forth in Schedule 7, ICUS shall pay to Warehouse an amount equal to the Warehouse ICUS Contribution, less any amount thereof that has been previously used or applied from the DC ICUS Contribution in accordance with the ICUS Rules. ICUS shall not be obligated to pay to Warehouse any interest or other return on or with respect to its Warehouse ICUS Contribution.

2.12	Forks and Similar Events

Warehouse shall notify IFUS and ICUS upon becoming aware of any changes or other actions with respect to the underlying operating rules, protocols and standards for Digital Currency credited to Digital Currency Accounts (“Protocol Changes”), whether or not announced in advance, including a so-called hard fork, user activated soft fork, or other process that results in a division or split of Digital Currency into multiple, non fungible assets, a swap, conversion or exchange of Digital Currency into or for another asset, a restriction on transfer of Digital Currency (including a so-called lock-up or freeze), or a so-called airdrop or other distribution of any asset to existing holders of Digital Currency, and Warehouse shall notify IFUS and ICUS in advance of any action proposed to be taken by Warehouse with respect to such Protocol Changes under the Warehouse Terms.

2.13	Certain Marketing Activities

Warehouse and its affiliates that are subsidiaries of Bakkt Holdings, LLC may, subject to any direction of IFUS, engage in business development and marketing activities with respect to Digital Currency Contracts traded by IFUS pursuant to this Agreement, and Warehouse may use Transaction Data for such purposes pursuant to and in accordance with Section 11.4.1 and 11.4.2 of this Agreement; provided that, consistent with the requirements of IFUS Rule 6.50 and IFUS Chapter 22- Standing Resolution 8, Warehouse shall not be entitled to use for such purpose any proprietary data or personal information collected or received by IFUS for the purpose of fulfilling regulatory obligations.

3	Security Procedures

Warehouse shall maintain its holdings of Digital Currency credited to Digital Currency Accounts (and related security keys) and make Transfers of Digital Currency solely in accordance with its security procedures and protocols as in effect from time to time (“Security Procedures”). All Security Procedures (and proposed changes therein) shall be subject to review and approval by IFUS and ICUS.

4	Supervision, Inspection and Regulatory Cooperation

(a) The operation of the Warehouse Account System, and the provision of the Warehouse Services, shall be subject to the supervision of IFUS, subject to the terms of this Agreement. Warehouse shall take such actions as may be reasonably requested by IFUS or ICUS in response to any request, inquiry, requirement or direction of the CFTC or any other Regulatory Authority with jurisdiction over IFUS or ICUS.

(b) Warehouse shall permit IFUS, and its directors, officers, representatives, auditors and professional advisors, upon reasonable notice and request, to have access to any site used or occupied by Warehouse in connection with the provision of the Warehouse Services and the facilities therein (including access to any records, files and computer systems), to have access to such directors, officers, employees and representatives of Warehouse as are reasonably requested in connection with the Warehouse Services, and to inspect and/or take copies of all accounts and records of Warehouse in connection with the Warehouse Services.

(c) Upon the request of IFUS, Warehouse shall (i) make itself available for meetings concerning the Warehouse Services with representatives of any Governmental Authority as requested by such Governmental Authority, (ii) provide representatives of any such Governmental Authority with access to its records, (iii) reduce information in its possession relating to the Warehouse Services held on computer into readily legible documentation as may be requested by any Governmental Authority, (iv) give any inspection team of any Governmental Authority access to any site used or occupied by Warehouse in connection with the provision of the Warehouse Services and facilities therein (including access to any records, files or computer systems) as the inspection team may reasonably require, (v) permit the representatives of any Governmental Authority to copy records of the Warehouse relating to the Warehouse Services, and (vi) respond cooperatively in respect of questions reasonably put to it by any Governmental Authority or its representatives.

5.	Obligations of Warehouse Under IFUS Rules

Warehouse shall comply with the following obligations, in furtherance of the requirements applicable to Warehouse under the IFUS Rules:

(a) Warehouse shall provide annual audited financial statements to IFUS within 60 days of Warehouse’s fiscal year-end (or such other period as the Exchange may specify).

(b) Warehouse shall engage an independent certified public accountant to conduct a review and issue a SOC 1 Type II report, by a date to be agreed between IFUS and Warehouse. Warehouse shall provide a copy of the SOC 1 Type II report to the Exchange within 30 days of the completion of the report and remediate issues discovered by the review in a manner acceptable to IFUS.

(c) Warehouse shall maintain in effect business continuity, disaster recovery and security incident response plans. Warehouse shall test such plans on an annual basis. Warehouse shall provide the results of the testing performed to IFUS within 30 days of completion of the testing and remediate issues discovered by the testing in a manner acceptable to IF US.

(d) Warehouse shall conduct internal and external penetration testing, with a scope and manner to be agreed between IFUS and Warehouse, on at least an annual basis. Warehouse shall provide the results of the testing to the Exchange within 30 days of the completion of the testing and remediate issues discovered by the testing in a manner acceptable to IFUS.

(e) Warehouse shall limit the maximum size of any individual warm wallet used for holding digital currency deposited by Warehouse Participants to $10 million, except as otherwise agreed among the Parties.

(f) Warehouse shall be contractually obligated to reimburse Warehouse Participants for losses of digital currency held in accounts of Warehouse Participants at Warehouse resulting solely from theft or Warehouse’s negligence, provided that such losses across all Warehouse Participants do not exceed $10 million per incident or $25 million in the aggregate for all such incidents in any calendar year. Such losses may be covered through insurance or Warehouse’s capital.

(g) Warehouse shall maintain a record of each deposit, transfer or withdrawal of Digital Currency to and from Digital Currency Accounts in connection with Digital Currency Contracts. Such records must be readily available for inspection by IFUS upon request, and must be maintained in electronic form acceptable to IFUS for a period of not less than 5 years from the date of the relevant transaction.

6	Definitions

As used in this Schedule, the following terms shall have the indicated meanings:

“External Transfer” shall mean a transfer of an amount of Digital Currency using an External Network either (i) from a person or account outside of the Warehouse Account System to Warehouse for credit to a Digital Currency Account or (ii) from Warehouse by debit from a Digital Currency Account of a Warehouse Participant to an account or person outside of the Warehouse Account System.

“External Network” shall mean, with respect to a Digital Currency, the blockchain, distributed ledger or other network, whether public, permissioned or private (or any combination thereof), operated or used by one or more persons other than Warehouse for registering or recording holding or ownership of such Digital Currency and effecting or recording transfers of such Digital Currency between persons.

“Instructions” shall mean written or electronic communications actually received by Warehouse from an authorized person of a Warehouse Participant, IFUS or ICUS, as applicable, effected by means of an electronic medium or system or method specified or approved by Warehouse as available for use in connection with the Warehouse Services.

“Internal Transfer” shall mean a transfer of Digital Currency within the Warehouse Account System from a Digital Currency Account of one Warehouse Participant to a Digital Currency Account of another Warehouse Participant by book-entry on the books and records of Warehouse, and without using an External Network.

“Transfer” shall mean an Internal Transfer or External Transfer, as applicable, of Digital Currency.

AMENDMENT NO. 2 TO

DIGITAL CURRENCY TRADING, CLEARING AND WAREHOUSE SERVICES AGREEMENT

This amendment (hereafter referred to as “Amendment No. 2”), dated July 14, 2020, is entered into by and among ICE Futures U.S., Inc., a Delaware corporation, ICE Clear U.S., Inc., a New York corporation, and Bakkt Trust Company LLC, a New York limited purpose limited liability trust company.

WHEREAS, the Parties entered into that certain Digital Currency Trading, Clearing and Warehouse Services Agreement dated August 29, 2019, as amended by Amendment No. 1 thereto dated December 5, 2019, to provide trading, clearing and warehouse services with respect to Digital Currency Contracts (such agreement, as so amended, being referred to hereafter as the “Triparty Services Agreement”); and

WHEREAS, the Parties desire to amend the Triparty Services Agreement to clarify the ability of the Warehouse to conduct certain business activities unrelated to Digital Currency Contracts;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment No. 2, the Parties hereby agree as follows:

1. Definitions. Any capitalized terms or phrases used but not defined herein shall have the meaning ascribed to such terms or phrases in the Triparty Services Agreement.

2. Amendment of Triparty Services Agreement. The Parties agree that Paragraph 2.7 of Schedule 1C of the Triparty Services Agreement shall be deleted and replaced in its entirety with the following:

“2.7 No Other Transfers or Uses of Accounts; Other Custodial Activities

Warehouse shall not effect or permit Transfers of Digital Currency to or from Digital Currency Accounts other than as set forth in this Agreement. Warehouse shall not extend credit, make any advance of Digital Currency or allow any overdraft of Digital Currency to or for any person in connection with Digital Currency Contracts or Digital Currency Accounts. For the avoidance of doubt, nothing in this Agreement will be deemed to preclude or restrict Warehouse from providing custodial or related services with respect to Digital Currency or other assets other than in connection with Digital Currency Contracts, subject to Paragraph 4.1 of this Agreement.”

3. Representations and Warranties. Each Party to this Amendment No. 2 represents and warrants to each other Party that:

(a) it has the power to execute and deliver this Amendment No. 2 and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance;

(b) the individual executing and delivering this Amendment No. 2 is duly empowered and authorized to do so and has duly executed and delivered this Amendment;

(c) such execution, delivery and performance do not violate or conflict with law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

4. Counterparts. This Amendment No. 2 may be signed in counterparts (including by electronic means), each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

5. Interpretation. Except as otherwise set forth herein, the Triparty Services Agreement shall remain in full force and effect. In the event of a conflict between this Amendment No. 2 and the Triparty Services Agreement, this Amendment No. 2 shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 to the Triparty Services Agreement as of the date first set forth above.

ICE FUTURES U.S., INC.
By:	/s/ Trabue Bland
Name:	Trabue Bland
Title:	President

ICE CLEAR U.S., INC.
By:	/s/ Kevin R. McClear
Name:	Kevin McClear
Title:	President

BAKKT TRUST COMPANY LLC
By:	/s/ Adam White
Name:	Adam White
Title:	CEO

2

AMENDMENT NO. 3 TO

DIGITAL CURRENCY TRADING, CLEARING AND WAREHOUSE SERVICES AGREEMENT

This amendment (hereafter referred to as “Amendment No. 3”), dated and effective as of February 3, 2021 (the “Amendment Effective Date”), is entered into by and among ICE Futures U.S., Inc., a Delaware corporation, ICE Clear U.S., Inc., a New York corporation, and Bakkt Trust Company LLC, a New York limited purpose limited liability trust company.

WHEREAS, the Parties entered into that certain Digital Currency Trading, Clearing and Warehouse Services Agreement, dated August 29, 2019, as amended by (i) the letter agreement dated September 11, 2019 (the “Letter Agreement”), (ii) the Amendment No. 1 thereto dated December 5, 2019, and (iii) the Amendment No. 2 thereto dated July 14, 2020, to provide trading, clearing and warehouse services with respect to Digital Currency Contracts (such agreement, as so amended, being referred to hereafter as the “Triparty Services Agreement”); and

WHEREAS, the Parties desire to amend the Triparty Services Agreement to reduce the amount of the Warehouse ICUS Contribution, as further provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment No. 3, the Parties hereby agree as follows:

1. Definitions. Any capitalized terms or phrases used but not defined herein shall have the meaning ascribed to such terms or phrases in the Triparty Services Agreement.

2. Amendment of Triparty Services Agreement. The Triparty Services Agreement shall be amended as follows:

(a) The Warehouse ICUS Contribution referenced in Paragraph 2.11 of Schedule 1C of the Triparty Services Agreement shall, effective as of the Amendment Effective Date, be reduced to USD $15 million, and the DC ICUS Contribution, referenced in Paragraph 2.4.1 of Schedule 1B of the Triparty Services Agreement, shall be similarly adjusted to USD $15 million.

(b) The “additional cash amount” referred to in paragraph 1 of the Letter Agreement shall accordingly be reduced to 1% of the amended Warehouse ICUS Contribution, or USD $150,000.

(c) In furtherance of the foregoing, ICUS shall return to Warehouse the sum of USD $20,200,000 within two business days of the Amendment Effective Date.

3. Representations and Warranties. Each Party to this Amendment No. 3 represents and warrants to each other Party that:

(a) it has the power to execute and deliver this Amendment No. 3 and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance;

(b) the individual executing and delivering this Amendment No. 3 is duly empowered and authorized to do so and has duly executed and delivered this Amendment;

(c) such execution, delivery and performance do not violate or conflict with law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

4. Counterparts. This Amendment No. 3 may be signed in counterparts (including by electronic means), each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

5. Interpretation. Except as otherwise set forth herein, the Triparty Services Agreement shall remain in full force and effect. In the event of a conflict between this Amendment No. 3 and the Triparty Services Agreement, this Amendment No. 3 shall prevail.

(signatures appear on next page)

2

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 3 to the Triparty Services Agreement as of the date first set forth above.

ICE FUTURES U.S., INC.

By: /s/ Trabue Bland
Name: Trabue Bland
Title: President

ICE CLEAR U.S., INC.

By: /s/ Kevin McClear
Name: Kevin McClear
Title: President

BAKKT TRUST COMPANY LLC

By: /s/ Adam White
Name: Adam White
Title: CEO

3